UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934 (Amendment No.          )

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NU SKIN ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

NU SKIN ENTERPRISES, INC.
June 3, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Nu Skin Enterprises, Inc., a Delaware corporation, will be held at 10:00 a.m., Mountain Daylight Time, on June 3, 2013, at our corporate offices, 75 West Center Street, Provo, Utah 84601, for the following purposes, which are more fully described in the Proxy Statement:
1.	To elect the eight directors named in the Proxy Statement;
2.                   To advise as to our executive compensation;
3.	To approve our Amended and Restated 2010 Omnibus Incentive Plan;
4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013; and
5.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on April 9, 2013, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy as promptly as possible in the enclosed postage‑prepaid envelope. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 3, 2013: The proxy statement and annual report to stockholders are available at materials.proxyvote.com/67018T.

By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board

Provo, Utah, April 30, 2013

PROXY STATEMENT
NU SKIN ENTERPRISES, INC.
ANNUAL MEETING OF STOCKHOLDERS
 TO BE HELD ON JUNE 3, 2013

SOLICITATION OF PROXIES
The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. ("Nu Skin," "we," "us," or "the company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at our corporate offices, 75 West Center Street, Provo, Utah 84601, on June 3, 2013, at 10:00 a.m., Mountain Daylight Time, and at any adjournment or postponement thereof, for the following purposes, which are more fully described in this Proxy Statement:
1.	To elect the eight directors named in the Proxy Statement;
2.                  To advise as to our executive compensation;
3.	To approve our Amended and Restated 2010 Omnibus Incentive Plan;
4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013; and
5.	To transact such other business as may properly come before the Annual Meeting.

All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. In the absence of specific instructions, proxies will be voted in accordance with the Board of Directors' recommendations "FOR ALL NOMINEES" for the election of directors, "FOR" Proposal 2, "FOR" Proposal 3 and "FOR" Proposal 4. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Board of Directors. If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to our Corporate Secretary, by executing a later‑dated proxy and delivering it to our Corporate Secretary, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). Directions to our corporate offices may be obtained by calling (801) 345-1000, for stockholders who plan to attend the Annual Meeting.
The proxy statement and form of proxy were first sent or given to our stockholders on or about May 7, 2013. We will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our voting stock. Solicitation of proxies will be made by mail. Our regular employees may further solicit proxies by telephone or in person and will not receive additional compensation for such solicitation. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee estimated to be approximately $15,000, plus reasonable out-of-pocket expenses.

OUTSTANDING SHARES AND VOTING RIGHTS
Only stockholders of record at the close of business on April 9, 2013 are entitled to vote at the Annual Meeting. As of the record date, approximately 58,390,937 shares of our Class A Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote on each matter submitted to a vote of the stockholders at the Annual Meeting.
In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Class A Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or "broker non‑votes" (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, broker non‑votes will not be voted on proposals on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange, including Proposals 1, 2 and 3.
Directors will be elected by a favorable vote of a plurality of the shares of Class A Common Stock entitled to vote at the Annual Meeting. The eight nominees receiving the highest number of votes will be elected to serve as directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors. Approval of Proposals 2, 3 and 4 will each require the affirmative vote of a majority of the votes cast affirmatively or negatively. Shares not represented in person or by proxy at the Annual Meeting, abstentions, and broker non-votes will have no effect on the approval of Proposals 2, 3 and 4, provided, however, that Proposal 3 will only be approved if the total votes cast on the proposal represent more than 50% of all shares entitled to vote on that proposal. Proposal 2 is a stockholder advisory vote and will not be binding on the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock as of March 1, 2013, by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of the Class A Common Stock, (ii) each of our directors and director nominees, (iii) each of our executive officers whose name appears in the summary compensation table under the caption "Executive Compensation," and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the table, the business address of the 5% stockholders is 75 West Center Street, Provo, Utah 84601, and the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 58,343,272 shares of Class A Common Stock outstanding on March 1, 2013, plus the number of shares of Class A Common Stock that such person or group had the right to acquire within 60 days after March 1, 2013.
Directors, Executive Officers, 5% Stockholders	Number of Shares	%
Truman Hunt (1)	762,099	1.3
Steven Lund (2)	761,372	1.3
Joseph Chang (3)	330,042	*
Daniel Chard (4)	280,021	*
Ritch Wood (5)	221,728	*
Andrew Lipman (6)	106,872	*
Daniel Campbell (7)	102,022	*
Thomas Pisano (8)	39,472	*
Nevin Andersen (9)	30,972	*
Patricia Negrón (10)	15,011	*
Neil Offen (11)	6,261	*
FMR LLC (12)	3,663,735	6.3
Royce & Associates, LLC (13)	7,414,768	12.7
Vanguard Group, Inc. (14)	3,674,481	6.3
The London Company (15)	2,938,320	5.0
All directors and executive officers as a group (13 persons) (16)	3,049,723	5.1

*	Less than 1%
(1)	Includes 604,167 shares of Class A Common Stock that Mr. Hunt had the right to acquire within 60 days.
(2)	Includes 702,901 shares of Class A Common Stock held by a family limited liability company. Mr. and Mrs. Lund are co–managers of the limited liability company and share voting and investment power with respect to all shares held by the limited liability company. Also includes 7,221 shares of Class A Common Stock held indirectly by Mr. Lund as co‑trustee with respect to which he has shared voting and investment power, for which Mr. Lund disclaims beneficial ownership. Also includes 51,250 shares of Class A Common Stock that Mr. Lund had the right to acquire within 60 days.
(3)	Includes 255,980 shares of Class A Common Stock that Mr. Chang had the right to acquire within 60 days.
(4)	Includes 250,104 shares of Class A Common Stock that Mr. Chard had the right to acquire within 60 days.
(5)	Includes 195,104 shares of Class A Common Stock that Mr. Wood had the right to acquire within 60 days.
(6)	Includes 75,100 shares of Class A Common Stock that Mr. Lipman had the right to acquire within 60 days.

(7)	Includes 45,000 shares of Class A Common Stock that Mr. Campbell had the right to acquire within 60 days.
(8)	Includes 5,000 shares of Class A Common Stock that Mr. Pisano had the right to acquire within 60 days.
(9)	Includes 25,100 shares of Class A Common Stock that Mr. Andersen had the right to acquire within 60 days.
(10)	Includes 10,000 shares of Class A Common Stock that Ms. Negrón had the right to acquire within 60 days.
(11)	Includes 5,000 shares of Class A Common Stock that Mr. Offen had the right to acquire within 60 days.
(12)	The information regarding the number of shares beneficially owned or deemed to be beneficially owned by FMR LLC was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission on February 14, 2013. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.
(13)	The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Royce & Associates, LLC was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission on January 17, 2013. The address of Royce and Associates, LLC is 745 Fifth Avenue, New York, NY 10151.
(14)	The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Vanguard Group, Inc. was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission on February 13, 2013. The address of Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.
(15)	The information regarding the number of shares beneficially owned or deemed to be beneficially owned by The London Company was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission on February 6, 2013. The address of The London Company is 1801 Bayberry Court, Suite 301, Richmond, VA 23226.
(16)	Includes 1,859,763 shares of Class A Common Stock that all of our executive officers and directors as a group had the right to acquire within 60 days.

PROPOSAL 1
ELECTION OF DIRECTORS
Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders. Our Bylaws provide that the Board of Directors will consist of a minimum of three and a maximum of fifteen directors, with the number being designated by the Board of Directors. The current number of authorized directors is eight.
Each of our current directors was previously elected to his or her present term of office by our stockholders. Each of the nominees is currently a director of our company.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE EIGHT NOMINEES TO OUR BOARD OF DIRECTORS
Set forth below are the name, age as of April 30, 2013, and business experience of each of the eight nominees for election as our directors, listed in alphabetical order:
Nevin N. Andersen, 72, has served as a director of our company since 2008. Mr. Andersen is currently retired. Mr. Andersen previously served in various positions, including Senior Vice President and Chief Financial Officer, Vice President and Corporate Controller, and Director of Internal Audit, at Shaklee Corporation, a direct selling company, from 1979 to 2003, when he retired. He was asked to return to Shaklee Corporation for a period of time to serve as the Interim Chief Financial Officer and to help in the transition with a new Chief Financial Officer, which role he fulfilled from 2005 to 2008. Prior to initially working at Shaklee Corporation in 1979, he worked for Price Waterhouse & Co., and served as an officer in the U.S. Army Finance Corps. He received M.Acc and B.S. degrees from Brigham Young University.
Mr. Andersen is an experienced financial professional. His ten years as a CPA with Price Waterhouse provided him with valuable experience in the areas of audit, internal control and financial reporting, and his more than 25 years with Shaklee Corporation added to that knowledge and expertise by allowing him to focus on those issues directly related to the operations of a public company in the direct selling industry. Mr. Andersen's areas of expertise include corporate strategy, risk management, succession planning, executive compensation, shareholder communication and regulatory compliance.
Daniel W. Campbell, 58, has served as a director of our company since 1997 and currently serves as our lead independent director. Mr. Campbell has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. He has served on the Utah State Board of Regents for Higher Education since 2010. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. From 2003 to 2009, Mr. Campbell served as a director of The SCO Group, Inc., a provider of software solutions for businesses. He received a B.S. degree from Brigham Young University.
Mr. Campbell is a recognized business leader with expertise in the areas of finance, accounting, transactions, corporate governance and management. In addition, through his experience as a partner of an international accounting firm, and later as Chief Financial Officer of a large technology company, Mr. Campbell has developed deep insight into the management, operations, finances and governance of public companies.
M. Truman Hunt, 54, has served as our President and Chief Executive Officer and as a director of our company since 2003. Mr. Hunt joined our company in 1991 and has served in various positions, including Vice President and General Counsel from 1996 to 2003 and Executive Vice President from 2001 until 2003. Mr. Hunt is also a trustee of the Nu Skin Force for Good Foundation. He received a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.

As our President and Chief Executive Officer for the past ten years, Mr. Hunt has developed a deep understanding of our business globally. Mr. Hunt's leadership has been integral to the success of several of our key initiatives in recent years. Mr. Hunt is also recognized as a leader in the direct selling industry and has served in a variety of industry trade association leadership roles, including his current service as Vice-Chairman of the United States Direct Selling Association and his previous service as Chairman of the World Federation of Direct Selling Associations from 2005 to 2008.
Andrew D. Lipman, 61, has served as a director of our company since 1999. Mr. Lipman is a partner and head of the Telecommunications, Media and Technology Group of Bingham McCutchen LLP, an international law firm. Mr. Lipman previously held a similar position from 1988 with Swidler Berlin, LLP, which merged with Bingham McCutchen in 2006. He also currently serves as a member of the boards of directors of Sutron Corporation, a provider of hydrological and meteorological monitoring products, and The Management Network Group, Inc., a telecommunications related consulting firm. He received a B.A. degree from the University of Rochester and a J.D. degree from Stanford Law School.
Mr. Lipman is a highly experienced senior lawyer and business advisor with over 35 years of experience dealing with international regulatory, technology and marketing issues in multiple countries. In addition, he has extensive experience in corporate governance and related legal and transactional issues. Mr. Lipman has worked closely with dozens of public companies, including service on the boards of a variety of companies in several industries. His experience also includes managing and implementing strategic initiatives and launching new products and markets globally in competitive industries.
Steven J. Lund, 59, has served as the Chairman of the Board since May 2012. Mr. Lund previously served as Vice Chairman of the Board from 2006 to May 2012. Mr. Lund served as President, Chief Executive Officer, and a director of our company from 1996, when our company went public, until 2003, when he took a three-year leave of absence. Mr. Lund was a founding stockholder of our company. Mr. Lund is a trustee of the Force for Good Foundation, a charitable organization that was established in 1996 by our company to help encourage and drive the philanthropic efforts of our company, its employees, its distributors and its customers to enrich the lives of others. Mr. Lund worked as an attorney in private practice prior to joining our company as Vice President and General Counsel. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University's J. Reuben Clark Law School.
Mr. Lund brings to the Board over 25 years of company and industry knowledge and experience as a senior executive, including service as our General Counsel, Executive Vice President, and President and Chief Executive Officer. He has played an integral role in managing our growth from start-up through his term as President and Chief Executive Officer from 1996 to 2003. Mr. Lund also served on the executive board of the Direct Selling Association. A respected business and community leader, he currently serves on the board of trustees of Utah Valley University.
Patricia A. Negrón, 46, has served as a director of our company since 2005. Since 2001, Ms. Negrón has worked as an independent business consultant to private clients. From 2006 to 2010 she was an advisor to Goode Partners, LLC, a private equity firm. In 1999, Ms. Negrón launched the financial advisory group at Breakaway Solutions, an internet consulting firm, which she managed until 2001. Previously, Ms. Negrón was Vice President, Equity Research at the investment banking firm Adams, Harkness & Hill, where she specialized in following direct selling companies. From 1992 until 1996, she managed the corporate governance division, and later expanded into equity research and managing the firm's econometric model, at United States Trust Company, Boston. She has a B.S. degree from Armstrong Atlantic State University and a Certificate of Special Studies in Administration and Management from Harvard University Extension School.

Ms. Negrón is a seasoned financial and business analyst with more than 15 years of professional experience in equity research and analysis in the banking, brokerage and strategy consulting industries. In addition to her experience in working closely with top executives on development and implementation of a wide range of strategic initiatives, she has a deep understanding of corporate governance matters dating back nearly 20 years to her work with activist investors on matters such as compensation, board structure and anti-takeover provisions.
Neil H. Offen, 68, has served as a director of our company since 2011. Mr. Offen previously served as president and chief executive officer of the Direct Selling Association from 1978 through 2011, when he retired. In addition, he served as secretary of the World Federation of Direct Selling Associations from 1978 to 2012 and as vice chairman of the Direct Selling Education Foundation from 1990 to 2012. Before joining DSA as a staff attorney in 1971, Mr. Offen was legislative and administrative assistant to a United States Congressman and, prior to that, served with the U.S. Department of State's Agency for International Development. Mr. Offen has published both legal and non-legal articles and has lectured on a variety of topics at numerous universities. Mr. Offen received a B.A. from Queens College and a J.D. degree from George Washington University.
With 40 years of service and leadership in the direct selling industry, Mr. Offen has an extensive understanding of the opportunities and challenges of our industry. In addition, Mr. Offen has developed relationships with many other leaders both inside and outside our industry. Mr. Offen serves on the board of directors of Christel House International and the Advisory Board of Queens College. Mr. Offen has also served as vice chair of the board of directors of the Inter-American Foundation, on the board of trustees of the Hudson Institute and the board of directors of the U.S. Chamber of Commerce Foundation, the Council of Better Business Bureaus, National Retail Federation, the Small Business Legislative Council, the Ethics Resource Center, the American Society of Association Executives and the Democratic Business Council.
Thomas R. Pisano, 68, has served as a director of our company since 2008. He served as Chief Executive Officer and a Director of Overseas Military Sales Corp., a marketer of motor vehicles, from 2005 until his retirement in 2010. From 1998 to 2004, he served as the Chief Operating Officer and a Director of Overseas Military Sales Corp. From 1995 to 1997, he served as Vice President, Head of the International Division, for The Topps Company, Inc., a sports publications and confectionery products company. Prior to that, he served in various positions, including Vice President, Global New Business Development, for Avon Products, Inc., a direct seller of personal care products, from 1969 to 1994. He received a B.S. from the Georgia Institute of Technology and an M.B.A. from Dartmouth College.
Mr. Pisano is an experienced senior executive who is an expert in the direct selling, personal care, beauty products and other consumer goods industries. During his 25 year career at Avon Products, Inc., he was responsible for global new business development, which included new geographic market openings and launching new product lines globally. He was also responsible for the operation of international businesses in Latin America, Europe and Asia. During his international business career at Avon, Topps and OMSC he traveled to and conducted business in 50 countries.
Each of our directors is also recognized, or in the process of achieving recognition, as a Governance Fellow by the National Association of Corporate Directors. We are not aware of any family relationships among any of our directors or executive officers. Our Certificate of Incorporation contains provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the Delaware General Corporation Law.

CORPORATE GOVERNANCE
Director Independence
The Board of Directors has determined that each of the current directors, listed below, is an "independent director" under the listing standards of the New York Stock Exchange.
Nevin Andersen	Andrew Lipman	Thomas Pisano
Daniel Campbell	Patricia Negrón	Neil H. Offen
In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.
Board Leadership Structure
We currently separate the roles of Chairman of the Board and Chief Executive Officer. However, the Board has not adopted a policy with regard to whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman of the Board should be selected from the non-employee directors or should be an employee. The Board believes it is most appropriate to retain the discretion and flexibility to make such determinations at any given point in time in the way that it believes best to provide appropriate leadership for the company at that time. We have determined that our current separation of the roles of Chief Executive Officer and Chairman of the Board is appropriate given the differences in the roles and duties of the two positions and the individuals currently serving in these positions.
Risk Oversight
The Board of Directors administers its risk oversight function primarily through the Audit Committee, Nominating and Corporate Governance Committee and Executive Compensation Committee. The committees are responsible for overseeing and discussing with management our risk assessment and risk management programs and plans related to the following risk areas:
Audit Committee
•	major financial risk exposures;
•	operational risks related to information systems and facilities; and
•	public disclosure and investor related risks.
Nominating and Corporate Governance Committee
•	corporate governance risks;
•	operational risks not assigned to the Audit Committee;
•	compliance and regulatory risks; and
•	reputational risks.

Executive Compensation Committee
•	compensation practices related risks; and
•	human resources risks.
The chairs of the Nominating and Corporate Governance Committee and Executive Compensation Committee report to the Audit Committee regarding their respective risk oversight responsibilities.
Board of Directors Meetings
The Board of Directors held 14 meetings during the fiscal year ended December 31, 2012. Each incumbent director attended more than 75% of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which that director served during the period. Although we encourage board members to attend our annual meetings of stockholders, we do not have a formal policy regarding director attendance at annual stockholder meetings. Six of the current directors attended our 2012 annual meeting of stockholders.
The non‑management directors meet regularly in executive sessions without the management directors or other members of management. Daniel Campbell, the lead independent director, presides at such executive sessions.
We have standing Audit, Executive Compensation and Nominating and Corporate Governance Committees. Each member of the committees is independent within the meaning of the listing standards of the New York Stock Exchange. In addition, the Board of Directors has formed special committees for special projects and other matters.
The following table identifies the current membership of the committees and states the number of committee meetings held during 2012.

Director	Audit	Executive Compensation	Nominating and Corporate Governance
Nevin Andersen	X*		X
Daniel Campbell	X	X*
Andrew Lipman		X	X*
Patricia Negrón	X	X
Neil Offen		X	X
Thomas Pisano	X		X

Number of Meetings in 2012	7	8	7

*	Committee chair
The Board of Directors has adopted a written charter for each of the committees, which are available at our website at nuskinenterprises.com.
The Board of Directors has determined that Nevin Andersen and Daniel Campbell are Audit Committee financial experts as such term is defined in Item 407(d)(5) of Regulation S‑K promulgated by the Securities and Exchange Commission.
The Audit Committee's responsibilities include, among other things:
•	selecting our independent auditor;

•	reviewing the activities and the reports of our independent auditor;
•	approving in advance the audit and non-audit services provided by our independent auditor;
•	reviewing our quarterly and annual financial statements and our significant accounting policies, practices and procedures;
•	reviewing the adequacy of our internal controls and internal auditing methods and procedures;
•	overseeing our compliance with legal and regulatory requirements;
•
overseeing our risk assessment and risk management programs and plans related to our major financial risk exposures, operational risks related to information systems and facilities, and public disclosure and investor related risks; and

•
conferring with the chairs of the Nominating and Corporate Governance Committee and Executive Compensation Committee regarding their respective oversight of our risk assessment and risk management programs and our related guidelines and policies.

The Executive Compensation Committee's responsibilities include, among other things:
•	overseeing and approving compensation policies and programs;
•	reviewing and approving corporate goals and objectives relevant to the compensation to be paid to our Chief Executive Officer and other executive officers;
•	establishing the salaries, bonuses, and other compensation to be paid to our Chief Executive Officer as well as approving the compensation for the other executive officers;
•	administering our incentive plans;
•	overseeing regulatory compliance with respect to executive compensation matters; and
•	overseeing our risk assessment and risk management programs and plans related to our compensation practices and human resources.
Pursuant to its charter, the Executive Compensation Committee may delegate its authority to a subcommittee or subcommittees and may delegate authority to the Chief Executive Officer and Chairman of the Board to approve the level of equity awards to be granted to specific non-executive officers, employees or other grantees subject to such limitations as may be established by the Executive Compensation Committee. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in determining or recommending the amount or form of compensation, see "Compensation Discussion and Analysis" and "Compensation of Directors".
The Nominating and Corporate Governance Committee's responsibilities include, among other things:
•	making recommendations to the Board of Directors about the size and membership criteria of the Board of Directors or any committee thereof;
•	identifying and recommending candidates for the Board of Directors and committee membership, including evaluating director nominations received from stockholders;

•	leading the process of identifying and screening candidates for a new chief executive officer when necessary, and evaluating the performance of the chief executive officer;
•	determining compensation for the Board of Directors and overseeing the evaluation of the Board of Directors and management;
•	developing and recommending to the Board a set of corporate governance guidelines; and
•
overseeing our risk assessment and risk management programs and plans related to our corporate governance risks, operational risks not assigned to the Audit Committee, compliance and regulatory risks, and reputational risks.

Our Director Nominations Process
As indicated above, the Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process. This committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.
Minimum Criteria for Members of the Board of Directors. Each candidate to serve on the Board of Directors must possess the highest personal and professional ethics, integrity and values, and be committed to serving the long‑term interests of our stockholders. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may consider such other factors as it may deem appropriate, which may include, without limitation, professional experience, diversity of backgrounds, skills and experience at policy‑making levels in business, government, financial, and in other areas relevant to our global operations, experience and history with our company, and stock ownership.
We do not have a formal policy with regard to the consideration of diversity in identifying Board of Directors nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee our business.
Process for Identifying, Evaluating and Recommending Candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders if properly submitted to the committee. Stockholders wishing to recommend candidates should do so in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Please refer to the section below entitled "Stockholder Proposals for 2014 Annual Meeting" for further information. The committee may also consider candidates proposed by current directors, management, employees and others. All such candidates who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors, will be included in our recommended slate of director nominees in our proxy statement.
Procedures for Stockholders to Nominate Director Candidates at our Annual Meetings. Stockholders of record may also nominate director candidates for our annual meetings of stockholders by following the procedures set forth in our Bylaws. Please refer to the section below entitled "Stockholder Proposals for 2014 Annual Meeting" for further information.

Additional Corporate Governance Information
We have also adopted the following:
Code of Conduct. Our code of conduct applies to all of our employees, officers and directors, including our subsidiaries. As noted below, this code is available on our website. In addition, any substantive amendments we make to this code, and any material waivers we grant (including implicit waivers) to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions will be disclosed on our website.
Corporate Governance Guidelines. Our corporate governance guidelines govern our company and our Board of Directors on matters of corporate governance, including responsibilities, committees of the Board of Directors and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, director access to outside financial, business and legal advisors and management development and succession planning.
Stock Ownership Guidelines. Our stock ownership guidelines apply to our directors and executive officers. These guidelines provide that executive officers and directors must retain 50% to 75% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares equal to the ownership levels set forth in the guidelines. The ownership levels are phased in over five years from the date of appointment or election. Unvested equity awards and vested options are not counted in determining whether a director or executive officer holds shares equal to or greater than the designated level. At the end of the five‑year phase‑in period, the designated ownership levels are set at 100,000 shares for our Chief Executive Officer, 5,000 shares for directors and 20,000 shares for our other executive officers.
Each of the above is available on our website at nuskinenterprises.com. In addition, stockholders may obtain a print copy of any of the above, free of charge, by making a written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.
Communications with Directors
Stockholders or other interested parties wishing to communicate with the Board of Directors, the non‑management directors as a group, or any individual director may do so in writing by addressing the correspondence to that individual or group, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. All such communications will be initially received and processed by our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to our Audit Committee chair. Other matters will be referred to the Board of Directors, the non‑management directors, or individual directors as appropriate.
Compensation of Directors
Our Board of Directors periodically reviews director compensation. The Nominating and Corporate Governance Committee is responsible for evaluating director compensation from time to time and making any adjustments it determines are appropriate. The Nominating and Corporate Governance Committee has retained the services of Frederic W. Cook & Co. as its independent compensation consultant to assist in the review of our director compensation program, to provide compensation data and alternatives, and to provide advice as requested. For additional information regarding our independent compensation consultant, see "Compensation Discussion and Analysis—Use of Compensation Consultants and Survey Data".

In 2012, each director who did not receive compensation as an executive officer or employee of our company or our affiliates in 2012 received an annual retainer fee of $50,000, a fee of $1,500 for each meeting of the Board of Directors or any committee meeting thereof attended, and an additional fee of $1,000 for each committee meeting attended if such director was the chair of that committee. The lead independent director, the Audit Committee chair and all other committee chairs received additional annual retainer fees of $20,000, $15,000 and $10,000, respectively, for their service in those positions. In addition, we compensated directors $1,500 per day at corporate events where we requested director attendance. Directors were also reimbursed for certain expenses incurred in attending Board of Directors and committee meetings and other corporate events. We also provided company products to our directors for their use. In 2012, each non-management director also received 5,000 stock options and a number of restricted stock units with a grant date value of approximately $51,000, all of which will vest one day prior to the 2013 Annual Meeting.

Director Compensation Table – 2012
The table below summarizes the compensation earned by or paid to each of our directors in 2012 except Truman Hunt and Steven Lund, whose compensation is reported in the executive compensation tables. Truman Hunt and Steven Lund each serve as directors, but as company employees they receive no compensation for their services as directors.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Nevin Andersen	115,500	50,074	60,250	-	225,824
Daniel Campbell	134,500	50,074	60,250	-	244,824
Jake Garn (2)	21,000	-	-	-	21,000
Andrew Lipman	128,500	50,074	60,250	-	238,824
Patricia Negrón	104,000	50,074	60,250	-	214,324
Neil Offen	98,000	50,074	60,250	-	208,324
Thomas Pisano	101,000	50,074	60,250	-	211,324
Blake Roney(2)(3)	-	-	-	621,693	621,693
Sandra Tillotson(2)(4)	-	-	-	1,055,983	1,055,983
David Ussery(2)	19,500	-	-	-	19,500
(1)	During the fiscal year ended December 31, 2012, Messrs. Andersen, Campbell, Lipman, Pisano and Offen and Ms. Negrón each received 1,181 restricted stock units and 5,000 stock options. The amounts reported in these columns reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and do not represent amounts actually received by the director. For this purpose, the estimate of forfeitures is disregarded and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 12 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2012.
The outstanding stock and option awards held at December 31, 2012 by each of the listed individuals are set forth in the chart below:

Name	Stock Awards	Option Awards
Nevin Andersen	1,181	30,100
Daniel Campbell	1,181	50,000
Jake Garn	0	35,000
Andrew Lipman	1,181	80,100
Patricia Negrón	1,181	15,000
Neil Offen	1,181	10,000
Thomas Pisano	1,181	10,000
Blake Roney	0	50,000
Sandra Tillotson	0	5,000
David Ussery	0	0

(2)	Messrs. Garn, Roney and Ussery and Ms. Tillotson did not stand for reelection at our 2012 annual meeting.

(3)	For Mr. Roney the "All Other Compensation," column reports Mr. Roney's compensation as an employee of the company for 2012, including a salary of $400,000, an incentive plan bonus of $207,463, and other compensation of $14,230, including life insurance premiums and a 401(k) matching contribution of $10,000.
(4)	For Ms. Tillotson, the "All Other Compensation," column reports Ms. Tillotson's compensation as an employee of the company for 2012, including a salary of $440,000, an incentive plan bonus of $528,000, discretionary bonuses of $18,333 and other compensation of $69,650, including a 401(k) matching contribution of $10,000 and our incremental cost for perquisites and personal benefits including company products, health and life insurance premiums, prizes at company parties, compensation for attending and speaking at international distributor events, guest travel to distributor events where the guest is expected to attend and help entertain and participate in events with distributors and their spouses, and $2,829 for tax payments for distributor event related guest travel.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own beneficially more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our equity securities. Executive officers, directors, and greater than 10% beneficial owners are required to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2012, all executive officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that we inadvertently filed two late reports for each of Joseph Chang, Matt Dorny and Scott Schwerdt with respect to one transaction each; and one report for each of Truman Hunt, Ritch Wood and Daniel Chard with respect to one transaction each. No open-market transactions were included in these late filings, which reported shares withheld to satisfy taxes due upon vesting of restricted stock units and performance awards that became eligible for time-vesting based on satisfaction of certain performance criteria.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
The primary objectives of our executive compensation program are to successfully recruit, motivate and retain experienced and talented executives, provide competitive compensation arrangements that are tied to corporate and individual performance and align the financial interests of our executives with those of our stockholders.
We believe that our executive compensation program is one of several key factors that have driven our strong revenue and earnings per share growth in recent years. In 2012, we reported annual revenue of $2.2 billion, a 24% year-over-year improvement. Diluted earnings per share increased to $3.52 in 2012, a 48% increase over the prior year, or 31% when excluding charges of $32.8 million related to a Japan customs case in 2011. Earnings per share excluding Japan customs expense is a non-GAAP financial measure and a reconciliation to GAAP and other information appears on pages 62 and 63 of our 10-K filed February 27, 2013. Our strong financial performance has allowed us to provide value to our stockholders through an active share repurchasing program and dividend increases of approximately 140% over the past three years.
In addition to strong financial results, we achieved several significant strategic objectives, including:
•	Continued development of our anti-aging product platform, with plans for the development and launch of new products over the next several years;
•	Successful regional limited-time offers of multiple products;
•	Accelerated sales force growth; and
•	Increased global alignment of our sales force and management.
Our executive compensation program includes base salary, cash incentive bonuses, equity awards, and retirement benefits. A majority of each named executive officer's target compensation is based on corporate performance, which helps align their total compensation with our actual performance. We award performance-based cash incentive bonuses designed to motivate our executive officers to achieve quarterly and annual revenue and operating income performance levels. To minimize potential risk-taking incentives and windfalls, aggregate bonuses are limited to double the annual target bonus. Our executive compensation program also emphasizes long-term equity incentives, which, coupled with our stock ownership guidelines, reward sustainable performance and align the financial interests of our executives with those of our stockholders.In 2012, each of the named executive officers was provided 50% or more of their annual equity grants in the form of performance stock options and performance restricted stock units. In 2012, our chief executive officer was provided 60% of his equity awards and 85% of his grant value in equity with a performance contingency.In 2012, we entered into an executive employment agreement with our chief executive officer, which, among other things, discontinued all excise tax protections and replaced his hair trigger accelerated vesting of equity awards with a double trigger.
At our 2012 annual meeting of stockholders, over 98% of the votes cast were in favor of our executive compensation program. When designing our 2013 executive compensation program, the Committee considered, among other things, the 2012 voting results and other feedback we received from our stockholders and determined not to make any significant changes to the design of our executive compensation program for 2013.

Overview
Our executive compensation program consists of a variety of components, including base salary, cash incentive bonuses, equity awards, and retirement benefits. This compensation discussion and analysis is intended to provide greater visibility regarding:
•	our compensation objectives;
•	various components of our compensation program and how they relate to our compensation objectives;
•	factors taken into consideration in establishing executive compensation; and
•
decisions related to the 2012 compensation of our Chief Executive Officer, our Chief Financial Officer, and the other executive officers listed in the summary compensation table (the "named executive officers"), and the factors and analysis pertaining to such decisions.

Objectives
The primary objectives of our compensation program are to:
•	successfully recruit, motivate and retain experienced and talented executives;
•	provide competitive compensation arrangements that are tied to corporate and individual performance; and
•	align the financial interests of our executives with those of our stockholders.
The following table identifies the key components of our compensation program and the primary objectives of each component:
Component of Compensation Program	Primary Objective
Base Salary	Pay for role Retention
Recruitment

Cash Incentive Plan	Short–term incentive Pay for performance Quarterly and annual operating achievement

Equity Incentive Plan	Long-term incentive Pay for performance Stock price performance Stockholder alignment
We also provide retirement benefits in the form of a 401(k) plan and a deferred compensation plan, as well as limited perquisites and other personal benefits to executives that represent a very small portion of their overall compensation.

Process for Determining Compensation
Role of Executive Compensation Committee and Chief Executive Officer
The Executive Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing and administering our executive compensation program. The Committee, together with the Nominating and Corporate Governance Committee, evaluates the performance of the Chairman and the Chief Executive Officer. The Committee is then responsible for setting their compensation. The Committee has delegated to the Chief Executive Officer the responsibility for evaluating the performance of the other executive officers and sharing those evaluations with the Committee. The Chairman and the Chief Executive Officer can also make recommendations to the Committee with regard to the compensation packages for other executive officers. The Committee reviews any such recommendations and has the authority to approve, revise, or reject such recommendations.
Use of Compensation Consultant and Survey Data
The Committee has retained the services of Frederic W. Cook & Co. as its independent compensation consultant to assist the Committee in the review of our executive compensation program, to provide compensation data and alternatives to the Committee, and to provide advice to the Committee as requested. The compensation consultant engaged by the Committee does not perform any work for us outside of the services it performs for the Committee and for the Nominating and Corporate Governance Committee with respect to director compensation. The Committee utilizes the compensation data and alternatives provided by the compensation consultant to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are competitive and economically defensible.
Peer group information and other data are among several factors used by the Committee in making compensation decisions. The Committee compares compensation proposals to the compensation practices of a peer group of publicly-traded companies that compete in our industry or are similar in size to us. The competitive cash compensation data provided by Frederic W. Cook & Co. includes limited use of national survey data calibrated for all industries for companies with similar revenue levels as us. The Committee reviews and updates the peer group from time to time to ensure we are utilizing an appropriate group in terms of size and relevance. The peer group was most recently reviewed and revised in 2011, taking into account the input and recommendations of Fredric W. Cook & Co. At the time of the revision, to avoid potential distortion from differences in peer size, the revenue and market capitalization of the companies included in the peer group ranged between 25% and 400% of our revenue and market capitalization, and we were at the median of the peer group with respect to revenue and near the median with respect to market capitalization.
The following companies are included in our revised peer group. Because of the similarity of Herbalife's business model to our business model, Herbalife's compensation data are double-weighted.
Alberto Culver Company	Nutrisystem, Inc.
Church & Dwight Co., Inc.	Perrigo Company
Elizabeth Arden, Inc.	Revlon, Inc.
Energizer Holdings, Inc.	Sally Beauty Holdings, Inc.
The Hain Celestial Group, Inc.	Sensient Technologies Corporation
Helen of Troy Limited	Tupperware Brands Corporation
Herbalife Ltd.	Ulta Salon, Cosmetics & Fragrance, Inc.
International Flavors and Fragrances Inc.	Vitamin Shoppe, Inc.
Newell Rubbermaid Inc.	Weight Watchers International, Inc.

Risks Arising From Compensation Policies and Practices
In establishing and reviewing the components of compensation, the Committee considers potential risks associated with such components. In addition, our management conducted a review of our compensation policies and practices for employees and concluded that risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us.
In reaching this conclusion, our management considered the following factors:
•
Our compensation programs are market driven, targeted around the median and balance short-term incentives with significant long-term equity incentives. Performance equity awards provide additional long-term incentives to our key employees and executive officers. In addition, our stock ownership guidelines help to ensure that a portion of our executives' equity incentives remain tied to our long-term performance.

•
Our global cash incentive compensation is based on revenue and operating income, which are core measures of performance. In addition, substantially all of our revenue is received through cash or credit card payments, which minimizes risk associated with our revenue-based incentives. To further reduce risk, we limit bonuses under our cash incentive plans to 200% of the target bonus. Additionally, the Board of Directors and management regularly review the business plans and strategic initiatives, including related risks, proposed to achieve such performance metrics.

•
We do not engage in speculative trading and we do not provide incentives for our management or employees to engage in such practices. In addition, our policies prohibit our employees and directors from holding our stock in margin accounts and from engaging in speculative transactions in our stock, including short sales, options or hedging transactions, with limited exceptions.

Mix of Compensation
When the Committee reviews an executive officer's compensation, it does not use a specific formula or allocation target to establish the level or mix of compensation. Rather, it exercises judgment in determining a compensation package that is appropriate to accomplish our compensation objectives under the circumstances applicable to the executive officer. The Committee also takes into consideration the relative mix of compensation provided by other companies in our peer group and tries to ensure each component is competitive. Historically, we have tied a majority of target compensation to corporate performance under our cash incentive plan and equity incentive plan.
The Committee also takes into consideration each executive officer's "Total Direct Compensation" as a market check against the total direct compensation of executive officers in our peer group. "Total Direct Compensation" consists of base salary, cash bonuses, and valuation of equity grants using grant date valuations. The value of perquisites and retirement benefits is not included in the calculation of Total Direct Compensation because we do not view the value of these benefits as being materially different from those offered by other companies. The Committee regularly reviews these other benefits to confirm that they remain relatively consistent with the value of perks and retirement benefits provided by our peer companies. Based on our 2011 peer group compensation review, 2012 cash compensation for our executive officers was generally consistent with the median and equity compensation was slightly above the median.  As a result, total compensation was between the median and the 75th percentile.

Components of Compensation
Base Salaries
Base salaries are provided to reflect the individual's responsibilities, function, performance and competencies. In establishing and approving base salaries, the Committee considers various factors including:
•	current market practices and salary levels;
•	each executive officer's responsibilities, experience in their position and capabilities;
•	individual performance and company performance;
•	competitive offers made to executive officers and the level of salary that may be required to recruit or retain executive officers; and
•	the recommendations of the Chairman of the Board and the Chief Executive Officer regarding the other executive officers.
Base salaries for executive officers are typically reviewed annually during our evaluation period in the first quarter. The Committee does not assign specific weights to the factors identified above, but emphasizes establishing base salaries that are competitive in order to attract and retain qualified and effective executive officers.
In the first quarter of 2012, the Committee adjusted the base salaries of the named executive officers as shown in the table below, to maintain competitiveness based on our peer group and in consideration of their individual performance and contributions. The Committee also considered our performance and expected growth, with strong revenue and earnings per share growth prior to the adjustments and continued growth projected for 2012. Based on our 2011 peer group compensation review, the base salaries of our named executive officers, except Mr. Chang, were near or below the median.
Named Executive Officer	Prior Salary ($)	Adjusted Salary ($)	Increase ($)	Increase (%)

Truman Hunt	930,000	1,000,000	70,000	8%
Ritch Wood	440,000	480,000	40,000	9%
Daniel Chard	425,000	480,000	55,000	13%
Joseph Chang	525,000	550,000	25,000	5%

Cash Incentive Bonuses
Consistent with our objective to tie a significant portion of the executive officers' compensation to our financial performance, we award performance-based cash incentive bonuses, under our 2010 Omnibus Incentive Plan. We believe these bonuses motivate executive officers and reward them for achieving short-term operating performance levels.
Cash incentive bonuses are determined based on equally weighted revenue and operating income performance levels. The Committee believes revenue measures management's effectiveness in growing the business and that operating income measures their effectiveness in growing the business profitably. The Committee also believes equal weighting is appropriate for us because management performance is tied equally to growing the business and increasing profitability, including by controlling costs. Our incentive plan allocates 50% of the cash incentive bonus to annual performance levels and 50% to quarterly performance levels, with 12.5% allocated to each quarter. A portion of the cash incentive bonus is tied to quarterly performance levels to motivate focused performance in each quarter, while the annual portion recognizes that strong annual results are a critical benchmark for shareholders.

Cash incentive bonuses are computed based on the degree to which pre-determined goal performance levels are met or exceeded. If goal performance levels are met for a particular incentive period, a participant will earn a cash incentive bonus equal to a pre-established percentage of salary, the "target bonus." If goal performance levels are not met, the bonus decreases linearly until reaching 50% of the target bonus at the minimum performance levels. No bonus is paid if minimum operating income performance levels are not met. To the extent actual revenue or operating income exceed goal performance levels, the bonus increases linearly above the target bonus until reaching 200% of the target bonus at the stretch performance levels. For actual revenue or operating income above the stretch performance levels in a given quarter or for the year, the bonus increases linearly above 200% of the target bonus 1% for every 1% that actual performance exceeds the stretch performance level. However, although an executive officer's bonus earned for revenue or operating income performance in a given quarter or for the year may separately exceed 200% of the associated target bonus, the aggregate quarterly and annual bonuses may not exceed 200% of the aggregate annual target bonus.
We set the target bonus as a percentage of base salary based on an executive officer's position and responsibility and market practices. The target bonus is intended to tie a significant portion of an executive officer's total cash compensation to our performance. Consistent with prior years and in line with the market practices of our peer group, we set the 2012 target bonus percentage at 100% of salary for Mr. Hunt and 60% of salary for our other named executive officers. To motivate and reward individual performance on key performance criteria, up to 20% of the 2012 cash incentive bonus of each named executive officer was based on individual performance goals. Based on our 2011 peer group compensation review, our 2012 target annual cash compensation for our executive officers, including salary and target bonus, was generally consistent with the median, except Mr. Chang, who was above the median. Based on strong performance in 2012, which exceeded our pre-established goals, actual annual cash compensation was higher than target.
In establishing minimum revenue and operating performance levels (the level at which 50% of the target bonus is paid), goal revenue and operating performance levels (the level at which 100% of the target bonus is paid) and stretch revenue and operating income performance levels (the level at which 200% of the target bonus is paid), the Committee considered various factors, including our recent performance and current business plans, desired core growth rates, general business and economic conditions and business risks. For 2012, our goal performance levels were set above analysts' estimates and above the median of growth rates for our peer group. To provide incentives that are earned for operating performance that is within the control of the named executive officers, the performance levels are based on constant currency rates and exclude certain items as determined by the Committee at the time the performance levels were established, such as charges arising from Japan customs litigation related to disputed duties for periods prior to 2012.
Stretch performance levels are not set at 200% of the full performance levels, but are set at a level that the Committee considers extraordinary performance based on the factors considered. The following tables set forth the correlation between minimum, goal and stretch performance levels for 2012, measured as a percentage of full performance levels, together with the percentage of target bonus that could be earned at such levels.
	Minimum	Goal	Stretch
Revenue
Percentage of goal performance level	95.4%	100.0%	107.4%
Percentage of target bonus paid	50.0%	100.0%	200.0%

The percentage of target bonus earned increases 10.9% for every 1% increase in achievement of the goal revenue performance level from the minimum revenue performance level to the goal revenue performance level, and 13.5% for every 1% increase in excess of the goal revenue performance level from the goal revenue performance level to the stretch revenue performance level.
	Minimum	Goal	Stretch
Operating Income
Percentage of goal performance level	94.5%	100.0%	107.3%
Percentage of target bonus paid	50.0%	100.0%	200.0%

The percentage of target bonus earned increases 9.1% for every 1% increase in achievement of the goal operating income performance level from the minimum operating income performance level to the goal operating income performance level, and 13.7% for every 1% increase in excess of the goal operating income performance level from the goal operating income performance level to the stretch operating income performance level.
It is also important to note that although the performance levels are expressed as "revenue" and "operating income," the Committee actually focused on desired core growth rates, determined on a constant currency basis and excluding certain predetermined items, to be achieved from the prior year in establishing the appropriate minimum, goal and stretch performance levels. For example, the goal revenue performance level for the annual period in 2012 represented an 8.0% growth rate over 2011 and the goal operating income performance level represented a 10.0% growth rate over 2011. The growth rates associated with the stretch performance levels for revenue and operating income were nearly double the growth rates associated with the goal performance levels. Actual performance represented growth rates that were approximately 4.0 and 4.6 times the growth rates associated with the revenue and operating income goal performance levels, respectively.
As established by the Committee, the percentage of target bonus paid for actual quarterly and annual revenue and operating income performance was calculated as follows:

•
For actual performance between the minimum performance levels and the full performance levels, the percentage of target bonus paid is equal to 100% – [(100% – 50%) x (actual performance – full performance level) / (minimum performance level – full performance level)].

•
For actual performance between the full performance levels and the stretch performance levels, the percentage of target bonus paid is equal to 100% + [(200% – 100%) x (actual performance – full performance level) / (stretch performance level – full performance level)].

•	For actual performance exceeding the stretch performance levels, the percentage of target bonus paid is equal to 100% + (actual performance / stretch performance level).

The table below sets forth the operating income and revenue performance levels for the incentive periods in 2012, the actual performance, the percentage of the full performance levels achieved, and the percentage of the target bonus that was paid. We have included the growth rates over the prior-year period to help provide a clearer understanding of the performance levels under the incentive plan. The total dollar amount of the bonuses earned is set forth in the Summary Compensation Table.

(dollar amounts expressed in thousands)
	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Annual
Revenue (50% weight)
Goal performance level(1)	452,000	475,000	465,000	480,000	1,872,000
(Constant currency growth rate over prior year)	14.2%	11.9%	8.5%	-1.0%	8.0%
Actual performance	458,970	603,722	539,801	586,273	2,188,766
(Constant currency growth rate over prior year)	15.9%	42.2%	26.0%	20.9%	26.2%
Percentage of goal performance level achieved	101.5%	127.1%	116.1%	122.1%	116.9%
Percentage of target bonus paid	121.1%	218.4%	209.3%	212.3%	208.8%
Operating Income (50% weight)
Goal performance level(2)	69,000	74,000	73,000	72,000	288,000
(Constant currency growth rate over prior year)	19.8%	12.0%	8.6%	1.4%	10.0%
Actual performance	70,152	101,156	86,742	88,279	346,329
(Constant currency growth rate over prior year)	21.8%	53.2%	29.1%	24.3%	32.3%
Percentage of goal performance level achieved	101.7%	136.7%	118.8%	122.6%	120.3%
Percentage of target bonus paid	125.6%	226.4%	212.7%	212.5%	212.1%

(1)	Minimum revenue performance levels for the four quarterly and annual periods were $423,000, $452,000, $448,000, $462,000 and $1,785,000, respectively. Stretch revenue performance levels were $485,000, $510,000, $494,000, $522,000 and $2,011,000, respectively.
(2)	Minimum operating income performance levels for the four quarterly and annual periods were $66,000, $69,000, $69,000, $68,200 and $272,200, respectively. Stretch operating income performance levels were $73,500, $80,000, $77,000, $78,500 and $309,000, respectively.

For 2012, the total aggregate annual bonus earned was 200% of the aggregate annual target bonus. Differences between actual results reported in the table above and results reported in our audited financial statements are a result of the difference between the exchange rates used in our financial statements and constant currency rates used to measure performance under the incentive plan, as well as the exclusion of certain items determined to be appropriate by the Committee at the time the performance levels were established, such as non-cash charges associated with Japan customs litigation. To facilitate comparisons between the incentive period and the prior-year period (i.e., to help measure core growth rates in the targets), the currency rates used to establish the goals and measure performance were the exchange rates that were used in the prior-year period.
Annual Equity Grants
Aligning the interests of our executive officers with those of our stockholders is an important objective of our compensation program. In order to accomplish this objective, we tie a significant portion of the total compensation of executive officers to our long-term stock performance through the grant of equity awards and our stock ownership guidelines that require our executive officers to hold stock. We also believe that equity compensation helps motivate executive officers to drive earnings growth because they will be rewarded with increased equity value, and assists in the retention of executive officers who may have significant value tied up in unvested equity awards.

We periodically review and adjust the level of our equity awards. We do not use a fixed formula or criteria in determining whether to adjust the level of equity awards, but subjectively evaluate a variety of factors consisting of:
•	practices of peer companies;
•	degree of responsibility for overall corporate performance;
•	overall compensation levels;
•	changes in positions and/or responsibilities;
•	individual performance;
•	company performance;
•	total stockholder return;
•	degree of performance risk in the equity grant program;
•	potential dilution of our overall equity grants;
•	accumulated realized and unrealized value of equity awards;
•	associated expenses of such awards;
•	the recommendations of the Chairman of the Board and the Chief Executive Officer regarding the other executive officers; and
•	recommendations of our compensation consultant.
Historically, we have fixed the number of equity awards to be granted on an annual basis and have used compensation survey data to confirm that our equity practices are reasonable compared to our peers. We generally have not given significant consideration to the value of existing equity award holdings because we want to ensure that our equity compensation is competitive for the position on an annualized basis and we want to provide an incentive from the date of grant. However, we periodically review and consider the in-the-money value of existing award holdings (inclusive of stock sales proceeds over the previous three years) of our executive officers in connection with our review of equity compensation practices to determine if wealth creation is aligning with performance and the amount of unvested equity in place for retention. In evaluating annual option grant levels, we also considered the annualized number of special performance stock options granted to Messrs. Hunt, Wood, Chang and Chard in 2010, annualized over their anticipated vesting period.

Although we consider time-vested stock options to be performance based because the stock price must increase after the grant for them to be valuable, we believe that the performance nature of our equity grants is further enhanced by making a portion of equity grants in the form of performance options or performance restricted stock units that are earned for achieving multi-year performance goals. Accordingly, as reflected in the following table, each of the named executive officers was granted 50% or more of their 2012 annual equity awards in the form of performance stock options and performance restricted stock units.

				Percentage Performance-Based
Named Executive Officer	Performance Stock Options	Performance Restricted Stock Units	Time-Vested Stock Options	Number of Awards	Grant Date Fair Value

Truman Hunt	—	75,000	50,000	60%	85%
Ritch Wood	17,500	10,000	27,500	50%	68%
Daniel Chard	17,500	10,000	27,500	50%	68%
Steven Lund	—	15,000	—	100%	100%
Joseph Chang	7,500	5,000	12,500	50%	69%

Based on our 2011 peer group compensation review, the 2012 annual equity awards of the named executive officers were at the 75th percentile or between the 75th percentile and the median for our peer group, except Mr. Chang, who was below the median. However, the 2012 annual equity awards of the named executive officers will be reduced to below the median if the performance criteria of the performance awards are not met.
Timing of Equity Grants
In 2012, we granted annual performance-vesting stock options, annual time-vesting and performance-vesting restricted stock units and half of annual time-vesting stock options to executive officers in February. We granted the remaining half of annual time-vesting stock options to Messrs. Wood, Chard and Chang in August and to Mr. Hunt in December. In July, we granted performance restricted stock units to Mr. Lund in connection with his appointment as Chairman of our Board.
We split the annual time-vesting options into two semi-annual grants rather than one annual grant in order to allow for option exercise price averaging, overlapping vesting and more regular consideration of individual performance. The Committee meets on or before each grant date to review the award list and approve the grant. We set the exercise price for stock options at the closing price of our stock on the date of grant.
Stock Ownership Guidelines
Our stock ownership guidelines are designed to motivate our executive officers to consider the long-term consequences of business strategies and to provide a level of long-term performance risk with respect to our compensation programs. These guidelines provide that executive officers must retain 50% to 75% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares equal to the ownership levels set forth in the guidelines. The ownership levels are phased in over five years from appointment as an executive officer. Unvested equity awards and vested options are not counted in determining whether an executive officer holds shares equal to or greater than the designated level. At the end of the five-year phase-in period, the designated ownership levels are set at 100,000 shares for our Chief Executive Officer and 20,000 shares for our other executive officers. As of March 1, 2013, based on the $41.71 closing sales price for our Class A common stock on the New York Stock Exchange, these levels of ownership were valued at $4,171,000 and $834,200, respectively. Based on these values, the ownership level required for our Chief Executive Officer represents approximately 4.2 times Mr. Hunt's 2012 base salary and the ownership level required for executive officers represents approximately 1.6 times the average of the 2012 base salaries of Messrs. Wood, Chard, Lund and Chang. As of March 1, 2013, all of our executive officers owned more than the designated number of shares under our stock ownership guidelines.
Retirement and Other Post-Termination Benefits
Our executive officers do not participate in any pension or defined benefit plan. We believe it is important for retention purposes to provide executive officers with a meaningful opportunity to accumulate savings for their retirement. To accomplish this objective, we maintain both a tax-qualified 401(k) plan and a nonqualified deferred compensation plan. We do not make any matching contributions under the deferred compensation plan. We do make a discretionary contribution of up to 10% of each executive officer's salary, which is allocated between the executive officer's 401(k) and deferred compensation plan accounts. Discretionary contributions to an executive officer's 401(k) plan account vest 20% per year of service. Discretionary contributions to an executive officer's deferred compensation plan account vest 50% at 10 years of service and 5% each year thereafter. Vested company contributions in the deferred compensation plan will not be paid out, however, if the participant competes with us during the one-year period following termination of employment. This non-compete limitation terminates after the participant has reached 20 years of service or age 60.

As more fully described and quantified below under the section entitled "Employment Agreements" and in the table entitled "Potential Payments Upon Termination or Change in Control," we have executive employment agreements with Messrs. Hunt, Wood, Chard and Chang that provide for certain change in control and termination benefits. We do not provide excise tax gross-up protection to any of our executive officers.
In addition, our equity awards provide for accelerated vesting upon termination in connection with a change in control. We believe this double trigger acceleration is a reasonable way to protect employees who may be terminated following a change in control. It also assists us in retaining their services in the event of a potential change in control. We believe such arrangements are in the best interests of us and our stockholders if they are reasonable in amount and scope, because they can help to retain key employees during a change in control process.
Perquisites and Other Personal Benefits
We provide our executive officers and other key employees with other limited benefits and perquisites. These consist of, among other things, payments for term life insurance, use of company-provided vehicles, properties, sporting event tickets, company products, corporate and distributor event related spouse travel and prizes at company parties. We do not reimburse executive officers for the income taxes associated with these perquisites except for limited business related perks such as spouse travel to distributor events where the spouse is expected to attend and help entertain and participate in events with distributors and their spouses. We have elected to pay the income taxes for these business-related perks because we believe they are business expenses. These benefits represent a very small portion of an executive officer's overall compensation and provide a benefit to us and our stockholders. The amount of these benefits is included in the All Other Compensation Table that follows the Summary Compensation Table.
Tax Limitations on Deductibility
We have taken into consideration the limitation on deductibility for United States income tax purposes of compensation in excess of $1 million paid to our Chief Executive Officer and the three other most highly compensated executive officers employed at the end of the year (other than our Chief Financial Officer) by structuring a significant portion of our compensation as performance-based. Our current cash incentive plan and equity incentive plan have been approved by our stockholders, and the awards under these plans can qualify as "performance-based" for purposes of the deductibility limitations. While we try to structure compensation so that it will be deductible for income tax purposes, we also exercise judgment and may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of us and our stockholders. As most of our compensation is performance based, our 162(m) issues are limited.

EXECUTIVE COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this proxy statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement.

EXECUTIVE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Daniel Campbell, Chairman
Andrew Lipman
Patricia Negrón
Neil Offen

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Truman Hunt President and Chief Executive Officer	2012	988,333	42,167	3,934,500	685,000	2,000,000	129,965	7,779,965
	2011	919,391	41,250	2,312,063	510,835	1,092,546	139,604	5,015,689
	2010	866,346	36,498	1,884,750	809,200	1,561,287	135,805	5,293,886

Ritch Wood Chief Financial Officer	2012	473,333	20,500	524,600	604,600	576,000	74,383	2,273,416
	2011	435,000	18,833	308,275	432,109	310,142	81,477	1,585,836
	2010	404,167	20,800	251,300	788,673	443,330	72,862	1,981,132

Daniel Chard President, Global Sales and Operations	2012	480,000	21,940	524,600	604,600	576,000	84,725	2,291,865
	2011	422,500	43,208	308,275	432,109	299,569	72,831	1,578,492
	2010	404,167	17,483	251,300	788,673	443,330	74,006	1,978,959

Steven Lund Chairman of the Board	2012	550,000	23,417	734,501	-	660,000	65,773	2,033,690
	2011	550,000	23,417	-	-	387,678	49,264	1,010,359
	2010	541,667	27,248	-	-	594,710	40,635	1,204,260

Joseph Chang Chief Scientific Officer and Executive Vice President, Product Development	2012	545,833	24,806	262,300	268,475	660,000	93,408	1,854,822
	2011	525,000	22,375	154,138	192,487	370,056	84,318	1,348,374
	2010	525,000	22,275	125,650	593,498	567,678	85,409	1,919,510

(1)	Mr. Chang deferred a portion of his salary under our nonqualified deferred compensation plan, which is included in the Nonqualified Deferred Compensation Table. Each of the named executive officers also contributed a portion of his salary to our 401(k) retirement savings plan.
(2)	The amounts reported in this column include gift payments that we have historically made to all corporate employees as year‑end holiday gifts in the form of a gift certificate or similar merchant credit arrangement, or cash in an amount equal to a percentage of each employee's base salary (approximately two weeks of salary). The amount reported in this column in 2011 for Mr. Chard includes a special discretionary bonus.
(3)	The amounts reported in these columns reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and do not represent amounts actually received by the named executive officers. For this purpose, the estimate of forfeitures is disregarded and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 12 to our financial statements in the Form 10‑K filed for the fiscal year ended December 31, 2012.
(4)	The amounts reported in this column for 2011 and 2012 are cash awards to the named executive officers made pursuant to our 2010 Omnibus Incentive Plan. The amounts reported in this column for 2010 are cash awards to the named executive officers made pursuant to our 2006 Senior Executive Incentive Plan. See the "Compensation Discussion and Analysis—Cash Incentive Bonuses" for information regarding these awards. Mr. Chang deferred a portion of his incentive bonuses under our nonqualified deferred compensation plan, which is included in the "Nonqualified Deferred Compensation Table".
(5)	See the "All Other Compensation Table" below for additional information.

All Other Compensation Table – 2012
The following table describes the components of the All Other Compensation column for 2012 in the Summary Compensation Table.
Name	Company Contributions to Deferred Compensation Plan ($)	Tax Payments ($)(1)	Term Insurance Premiums paid by Company ($)(2)	Company Contributions to 401(k) Retirement Savings Plan ($)	Perquisites and Other Personal Benefits ($)(3)	Other ($)	Total ($)
Truman Hunt	90,641	2,829	1,571	10,000	24,924	-	129,965
Ritch Wood	38,641	-	838	10,000	24,905	-	74,384
Daniel Chard	38,641	2,829	1,058	10,000	32,197	-	84,725
Steven Lund	-	21,368	6,080	10,000	28,325	-	65,773
Joe Chang	49,225	2,829	3,270	10,000	28,084	-	93,408

(1)	This column reports amounts reimbursed by us for the payment of taxes with respect to travel of the named executive officers' spouses to distributor events where the spouse is expected to attend and help entertain and participate in events with distributors and their spouses. We have elected not to pay the income taxes associated with non-business related perquisites. For further discussion regarding tax payments, see the "Compensation Discussion and Analysis—Perquisites and Other Personal Benefits" section above.
(2)	This column reports premiums paid to obtain term life insurance policies with coverage, as of December 31, 2012, of $500,000 for Mr. Chang; $750,000 for Messrs. Hunt, Wood, and Chard; and $1,000,000 for Mr. Lund.
(3)	This column reports our incremental cost for perquisites and personal benefits provided to the named executive officers. In 2012, these included, among other things, the personal use of company‑provided vehicles, properties, sporting event tickets, company products, prizes at company parties, and spouse travel to distributor events where the spouse is expected to attend and help entertain and participate in events with distributors and their spouses.

Grants of Plan‑Based Awards – 2012
The following table provides information about equity and non‑equity awards granted to the named executive officers in 2012.
Name	Grant Date	Estimated Future Payouts under non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)(1)	Target ($)(1)	Max ($)(1)	Threshold (#)(2)	Target (#)(2)	Max (#)(2)

Truman Hunt	2/9/2012	—	—	—	37,500	75,000	75,000	—	—	—	3,934,500
	2/9/2012	—	—	—	—	—	—	—	25,000	54.08	363,000
	12/17/2012	—	—	—	—	—	—	—	25,000	43.83	322,000
	N/A	250,000	1,000,000	2,000,000	—	—	—	—	—	—	—

Ritch Wood	2/9/2012	—	—	—	8,750	17,500	17,500	—	—	54.08	244,213
	2/9/2012	—	—	—	5,000	10,000	10,000	—	—	—	524,600
	2/9/2012	—	—	—	—	—	—	—	13,750	54.08	199,650
	8/31/2012								13,750	41.49	160,738
	N/A	72,000	288,000	576,000	—	—	—	—	—	—	—

Daniel Chard	2/9/2012	—	—	—	8,750	17,500	17,500	—	—	54.08	244,213
	2/9/2012	—	—	—	5,000	10,000	10,000	—	—	—	524,600
	2/9/2012	—	—	—	—	—	—	—	13,750	54.08	199,650
	8/31/2012	—	—	—	—	—	—	—	13,750	41.49	160,738
	N/A	72,000	288,000	576,000	—	—	—	—	—	—	—

Steven Lund	2/9/2012				2,500	5,000	5,000				262,300
	7/9/2012				3,333	10,000	10,000				472,201
	N/A	82,500	330,000	660,000	—	—	—	—	—	—	—

Joseph Chang	2/9/2012	—	—	—	3,750	7,500	7,500	—	—	54.08	104,663
	2/9/2012	—	—	—	2,500	5,000	5,000	—	—	—	262,300
	2/9/2012	—	—	—	—	—	—	—	6,250	54.08	90,750
	8/31/2012	—	—	—	—	—	—	—	6,250	41.49	73,063
	N/A	82,500	330,000	660,000	—	—	—	—	—	—	—

(1)	The amounts reported in these columns reflect potential payouts for 2012 under our incentive plan if the respective levels of performance were achieved for all quarters and for the year. The amounts reported in the Threshold column reflect the potential payout if any company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target column reflect the potential payout if all company performance metrics were at goal performance levels. As reflected in the Max column, to the extent actual revenue or profitability measures exceed full performance levels, the bonus increases linearly above the target bonus until reaching 200% of the target bonus for actual revenue and profitability measures at the stretch performance levels. See the "Summary Compensation Table" above for awards that were actually paid to the named executive officers under the incentive plan with respect to the year 2012.

(2)	The awards reported in these columns are performance restricted stock units and performance stock options granted under our 2010 Omnibus Incentive Plan. The amounts reported in these columns reflect the potential number of shares of stock that become eligible for vesting or exercisable pursuant to these performance equity awards if certain financial metrics are achieved. The amount reported in the Threshold column for each award reflects the potential number of shares of stock that become eligible for vesting or exercisable if performance is at the minimum level required for any shares of stock to become eligible for vesting or exercisable. The amount reported in both the Target and Max columns for each award reflect the potential number of shares of stock that become eligible for vesting or exercisable if performance is at the level required for all shares of stock to become eligible for vesting or exercisable.

(3)	The awards reported in this column are stock options granted to the named executive officers under our 2010 Omnibus Incentive Plan. These stock option awards vest and become exercisable in four equal annual installments beginning one year from the date of the respective grant.
(4)	This column shows the exercise price for the stock option awards granted, which in each case is the closing price of our stock on the date of the respective grant.
(5)	The amounts reported in this column reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. For this purpose, the estimate of forfeitures is disregarded and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 12 to our financial statements in the Form 10‑K filed for the fiscal year ended December 31, 2012.

Narrative to Summary Compensation Table and Grants of Plan‑Based Awards Table
Employment Agreements
In August 2012, we entered into executive employment agreements with Messrs. Hunt, Wood and Chard. Among other things, these agreements provide that:
•
Time-based equity awards granted to the executive officers will fully vest upon certain terminations of employment within six months prior to and in connection with, or within two years following, a change in control;

•	No excise tax protections will be provided for termination payments;
•	The executive officers will be bound by certain covenants, including non-solicitation, non-competition and non-endorsement, that are in addition to, or supersede, previous key employee covenants;
•	The executive officers will be entitled to the following termination payments in addition to salary and benefits earned prior to termination:
Termination Upon Death or Disability:
(a)	A lump sum equal to the pro-rata portion of the executive officer's target bonus for any outstanding bonus cycle; and
(b)	Salary continuation for up to 90 days in certain circumstances related to a disability.
Resignation for Good Reason or Other Termination Without Cause:
(a)	A lump sum equal to the cost of twelve months of health care continuation coverage;
(b)	A lump sum equal to the pro-rata portion of the executive officer's earned bonus, if any, for each outstanding bonus cycle;

(c)	For Mr. Hunt, continuation of annual salary for a period of 24 months; and
(d)	For Messrs. Wood and Chard, continuation of annual salary for a period of 15 months.
Termination or Resignation for Good Reason in Connection with a Change in Control:
(a)	A lump sum equal to the cost of twelve months of health care continuation coverage;
(b)	A lump sum equal to the pro-rata portion of the executive officer's target bonus for any outstanding bonus cycle;
(c)	For Mr. Hunt, a lump sum amount equal to two times annual salary and target bonus; and
(d)	For Messrs. Wood and Chard, a lump sum amount equal to 1.25 times annual salary and target bonus.
Other Resignation:
(a)	For Mr. Hunt, continuation of annual salary for a restricted period of up to two years, during which non-solicitation, non-competition and non-endorsement covenants remain in effect; and
(b)
For Messrs. Wood and Chard, continuation of 75% of annual salary for a restricted period of up to one year, during which non-solicitation, non-competition and non-endorsement covenants remain in effect.

These employment agreements supersede all previous employment letters, agreements and arrangements for these executive officers, including Mr. Hunt's 2003 employment letter and Mr. Chard's 2006 employment agreement, as subsequently modified. Mr. Hunt's 2003 employment letter provided for (i) the accelerated vesting of all Mr. Hunt's equity awards immediately prior to the announcement of a change in control; (ii) a larger change in control related termination payment; (iii) certain excise tax protections related to termination payments; and (iv) a one-year post-termination period to exercise all vested stock options. Mr. Chard's 2006 employment agreement provided for (i) the accelerated vesting of all Mr. Chard's equity awards immediately prior to certain terminations of employment within two years following, a change in control; and (ii) larger termination payments in certain circumstances.

We also have an employment agreement with Mr. Chang that provides, among other things, that:
•
Mr. Chang is entitled to annual retention bonuses for continued employment at the end of each year in the amount of $300,000 for years 2013 and 2014, offset by any cash incentive bonus for the respective year;

•	All of Mr. Chang's equity awards vest upon a termination in connection with a change in control;
•	If Mr. Chang is terminated without cause prior to the end of 2014, he will be entitled to the following termination payments in addition to salary and benefits earned prior to termination:
(a)	Continuation of annual salary and health care coverage and any retention and cash incentive bonuses that would have otherwise been payable, for a period of 12 months; and

(a)	Vesting of any stock incentive awards that would have otherwise vested during such 12‑month period;
•	Following his employment, Mr. Chang will be entitled to a four‑year consulting contract with us for $250,000 per year; and
•	Our obligations under this agreement are contingent upon various restrictive covenants, including, among others, non‑competition, non‑solicitation, non‑endorsement and confidentiality.
For additional discussion on these employment arrangements, see the "Compensation Discussion and Analysis" section above.

Outstanding Equity Awards at Fiscal Year‑End ‑ 2012
The following table provides information on the holdings of equity awards by the named executive officers as of December 31, 2012.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Truman Hunt	2/27/04	25,000	—	—	19.15	2/26/2014	—	—	—	—
	9/01/04	25,000	—	—	26.13	9/1/2014	—	—	—	—
	2/28/05	25,000	—	—	22.33	2/28/2015	—	—	—	—
	8/31/05	25,000	—	—	21.34	8/31/2015	—	—	—	—
	5/26/06	25,000	—	—	17.58	2/28/2013	—	—	—	—
	9/1/06	25,000	—	—	17.25	9/1/2013	—	—	—	—
	2/26/07	25,000	—	—	17.75	2/26/2014	—	—	—	—
	12/20/07	25,000	—	—	16.50	12/20/2014	—	—	—	—
	2/28/08	25,000	—	—	16.89	2/28/2015	—	—	—	—
	8/11/08	50,000	—	—	17.03	8/11/2015	—	—	—	—
	2/27/09	187,500	62,500	—	9.40	2/27/2016	—	—	—	—
	6/28/10	12,500	12,500	—	25.89	6/28/2017	—	—	—	—
	6/28/10	—	—	—	—	—	18,750	694,688	—	—
	8/31/10	12,500	12,500	—	25.57	8/31/2017	—	—	—	—
	11/15/10	16,667	—	33,333	30.43	11/15/2017	—	—	—	—
	2/28/11	6,250	18,750	—	31.92	2/28/2018	—	—	—	—
	2/28/11	—	—	—	—	—	18,750	694,688	37,500	1,389,375
	8/15/11	6,250	18,750	—	39.35	8/15/2018	—	—	—	—
	2/9/12	—	25,000	—	54.08	2/9/2019	—	—	—	—
	2/9/12	—	—	—	—	—	—	—	75,000	2,778,750
	12/17/12	—	25,000	—	44.83	12/17/2019	—	—	—	—

Ritch Wood	2/28/05	17,500	—	—	22.33	2/28/2015	—	—	—	—
	2/28/08	22,500	—	—	16.89	2/28/2015	—	—	—	—
	8/11/08	22,500	—	—	17.03	8/11/2015	—	—	—	—
	2/27/09	21,250	21,250	—	9.40	2/27/2016	—	—	—	—
	3/02/10	13,125	4,375	—	28.09	3/2/2017	—	—	—	—
	6/28/10	6,875	6,875		25.89	6/28/2017	—	—	—	—
	6/28/10	—	—	—	—	—	2,500	92,625	—	—
	8/31/10	6,875	6,875	—	25.57	8/31/2017	—	—	—	—
	11/15/10	16,667	—	33,333	30.43	11/15/2017	—	—	—	—
	2/28/11	3,437	10,313	—	31.92	2/28/2018	—	—	—	—
	2/28/11	4,375	4,375	8,750	31.92	2/28/2018	—	—	—	—
	2/28/11	—	—	—	—	—	2,500	92,625	5,000	185,250
	8/15/11	3,437	10,313	—	39.35	8/15/2018	—	—	—	—
	2/9/12	—	—	17,500	54.08	2/9/2019
	2/9/12	—	13,750	—	54.08	2/9/2019
	2/9/12	—	—	—	—	—	—	—	10,000	370,500
	8/31/12	—	13,750	—	41.49	8/31/19

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Daniel Chard	2/28/05	10,000	—	—	22.33	2/28/2015	—	—	—	—
	5/26/06	50,000	—	—	17.58	5/26/2013	—	—	—	—
	2/26/07	12,500	—	—	17.75	2/26/2014	—	—	—	—
	12/20/07	60,000	—	—	16.50	12/20/2014	—	—	—	—
	2/28/08	17,500	—	—	16.89	2/28/2015	—	—	—	—
	8/11/08	17,500	—	—	17.03	8/11/2015	—	—	—	—
	2/27/09	21,250	21,250	—	9.40	2/27/2016	—	—	—	—
	3/02/10	13,125	4,375	—	28.09	3/2/2017	—	—	—	—
	6/28/10	6,875	6,875	—	25.89	6/28/2017	—	—	—	—
	6/28/10	—	—	—	—	—	2,500	92,625	—	—
	8/31/10	6,875	6,875	—	25.57	8/31/2017	—	—	—	—
	11/15/10	16,667	—	33,333	30.43	11/15/2017	—	—	—	—
	2/28/11	3,437	10,313		31.92	2/28/2018	—	—	—	—
	2/28/11	4,375	4,375	8,750	31.92	2/28/2018	—	—	—	—
	2/28/11	—	—	—	—	—	2,500	92,625	5,000	185,250
	8/15/11	3,437	10,313	—	39.35	8/15/2018	—	—	—	—
	2/9/12	—	17,500	17,500	54.08	2/9/2019	—	—	—	—
	2/9/12	—	13,750	—	54.08	2/9/2019	—	—	—	—
	2/9/12	—	—	—	—	—	—	—	10,000	370,500
	8/31/12	—	13,750	—	41.49	8/31/2019	—	—	—	—

Steven Lund	2/27/2009	37,500	12,500	—	9.40	2/27/2016	—	—	—	—

Joseph Chang	9/01/04	17,500	—	—	26.13	9/1/2014	—	—	—	—
	2/28/05	17,500	—	—	22.33	2/28/2015	—	—	—	—
	8/31/05	17,500	—	—	21.34	8/31/2015	—	—	—	—
	12/20/07	120,000	—	—	16.50	12/19/2014	—	—	—	—
	8/11/08	3,063	—	—	17.03	8/11/2015	—	—	—	—
	2/27/09	18,750	18,750	—	9.40	2/27/2016	—	—	—	—
	11/09/09	—	—	—	—	—	20,000	741,000	—	—
	3/02/10	3,750	1,875	—	28.09	3/2/2017	—	—	—	—
	6/28/10	—	3,125	—	25.89	6/28/2017	—	—	—	—
	6/28/10	—	—	—	—	—	1,250	46,313	—	—
	8/31/10	1,563	3,125	—	25.57	8/31/2017	—	—	—	—
	11/15/10	16,667	—	33,333	30.43	11/15/2017	—	—	—	—
	2/28/11	1,562	4,688	—	31.92	2/28/2018	—	—	—	—
	2/28/11	1,875	1,875	3,750	31.92	2/28/2018	—	—	—	—
	2/28/11	—	—	—	—	—	1,250	46,313	5,000	185,250
	8/15/11	1,562	4,688	—	39.35	8/15/2018	—	—	—	—
	2/9/12	—	—	7,500	54.08	2/9/2019	—	—	—	—
	2/9/12	—	6,250	—	54.08	2/9/2019	—	—	—	—
	2/9/12	—	—	—	—	—	—	—	5,000	185,250
	8/31/12	—	6,250	—	41.49	8/31/2019	—	—	—	—

(1)	Time-Vesting Options
Grant	Vesting Schedule

6/28/2010	Vest in four equal annual installments, the first of which vested on February 26, 2011.

2/28/2011	Vest in four equal annual installments, the first of which vested on February 15, 2012.

8/15/2011	Vest in four equal annual installments, the first of which vested on August 15, 2012.

2/9/2012	Vest in four equal annual installments, the first of which vested on February 15, 2013.

8/31/2012 12/17/2012	Vest in four equal annual installments, the first of which vests on August 15, 2013.

All other grants	Vest in four equal annual installments, the first of which vests one year from the date of grant.
(2)	Performance-Vesting Options
Grant	Vesting Schedule

3/2/2010
Two equal tranches became eligible for vesting based on the achievement of earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. The portions of the first and second tranches that became eligible for vesting were determined by the earnings per share achieved in 2010 and 2011, respectively. The portion of the first tranche that became eligible for vesting will be vested in two equal annual installments, the first of which vested on March 2, 2011. The portion of the second tranche that became eligible for vesting vests in two equal annual installments, the first of which vested on March 2, 2012.

11/15/2010
Vests in three equal tranches based on the achievement of earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. The first, second and third tranches vest upon achievement of annualized earnings per share of $3.00, $3.50 and $4.00, respectively. Any unvested options terminate on March 30, 2016 or earlier if annualized earnings per share fall below certain thresholds.

2/28/2011
Two equal tranches become eligible for vesting based on the achievement of earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. The portions of the first and second tranches that become eligible for vesting are determined by the earnings per share achieved in 2011 and 2012, respectively. The portion of the first tranche that became eligible for vesting vests in two equal annual installments, the first of which vested on March 2, 2012. The portion of the second tranche that becomes eligible for vesting vests in two equal annual installments, the first of which vests on March 2, 2013. Any portions of the tranches that do not become eligible for vesting will terminate.

2/9/12
Two equal tranches become eligible for vesting based on the achievement of earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. The portions of the first and second tranches that become eligible for vesting are determined by the earnings per share achieved in 2012 and 2013, respectively. The portion of the first tranche that becomes eligible for vesting vests in two equal annual installments, the first of which vests on March 2, 2013. The portion of the second tranche that becomes eligible for vesting vests in two equal annual installments, the first of which vests on March 2, 2014. Any portions of the tranches that do not become eligible for vesting will terminate.

(3)	Time-Vesting Stock Awards
Grant	Vesting Schedule
11/9/2009	Vests in five equal annual installments, the first of which vested on December 31, 2010.

All other grants	Vests in four equal annual installments, the first of which vests one year from the date of grant.

(4)	The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 31, 2012, which was $37.05.

(5)	Performance-Vesting Stock Awards
Grant	Vesting Schedule

6/28/2010
Two equal tranches became eligible for vesting based on the achievement of earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. The portions of the first and second tranches that become eligible for vesting will be determined by the earnings per share achieved in the four quarters ended March 31, 2011 and December 31, 2011, respectively. The portion of the first tranche that becomes eligible for vesting will vest in two equal installments on May 10, 2011 and February 28, 2012. The portion of the second tranche that becomes eligible for vesting will vest in two equal annual installments, the first of which vested on February 28, 2012. Any portion of the tranches that do not become eligible for vesting will terminate.

2/28/2011
Two equal tranches become eligible for vesting based on the achievement of earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. The portions of the first and second tranches that become eligible for vesting will be determined by the earnings per share achieved in 2011 and 2012, respectively. The portion of the first tranche that becomes eligible for vesting will vest in two equal annual installments, the first of which vested on March 2, 2012. The portion of the second tranche that becomes eligible for vesting will vest in two equal annual installments, the first of which vests on March 2, 2013. Any portions of the tranches that do not become eligible for vesting will terminate.

2/9/2012
Two equal tranches become eligible for vesting based on the achievement of earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. The portions of the first and second tranches that become eligible for vesting will be determined by the earnings per share achieved in 2012 and 2013, respectively. The portion of the first tranche that becomes eligible for vesting will vest in two equal annual installments, the first of which vested on March 2, 2013. The portion of the second tranche that becomes eligible for vesting will vest in two equal annual installments, the first of which vests on March 2, 2014. Any portions of the tranches that do not become eligible for vesting will terminate.

Option Exercises and Stock Vested - 2012
The following table provides information on stock option exercises and vesting of stock awards for the named executive officers during 2012.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Truman Hunt	—	—	56,250	3,173,250
Ritch Wood	62,500	2,326,925	7,500	423,100
Daniel Chard	—	—	7,500	423,100
Steven Lund	—	—	—	—
Joseph Chang	33,249	1,370,093	14,125	598,711

(1)	Value realized on exercise of stock options is equal to the number of options exercised multiplied by the market value of our common stock at exercise less the exercise price, and is calculated before payment of any applicable withholding taxes and broker commissions.
(2)	Value realized on vesting of restricted stock units is equal to the number of restricted stock units vested multiplied by the market value of our common stock on the vesting date, and is calculated before payment of any applicable withholding taxes and broker commissions.

Nonqualified Deferred Compensation
Pursuant to our nonqualified Deferred Compensation Plan, certain employees, including the named executive officers, may elect to defer up to 80% of his or her base salary and up to 100% of bonus (minus applicable withholding requirements) that otherwise would be payable in a calendar year. Deferral elections are made prior to the calendar year in which the deferred salary or bonus will be earned. Additionally, we may also elect to contribute money (historically 10% of base salary) to the participant's deferred compensation.
Earnings and losses on deferred compensation are based on market rates and earnings and losses on participant selected investment funds available under our Deferred Compensation Plan. All amounts a participant elects to defer, adjusted for earnings and losses thereon, are 100% vested at all times. As of January 1, 2012, all amounts we elect to contribute to a participant's account, adjusted for earnings and losses thereon, vest as to 50% upon 10 years of employment with us, and vest an additional 5% for each year of employment with us thereafter until such amounts are 100% vested upon 20 years of employment with us. In addition, all amounts become 100% vested upon the participant attaining 60 years of age, upon the participant's death or disability as defined in the plan, or otherwise at the discretion of the Executive Compensation Committee.
Our Deferred Compensation Plan also provides a death benefit that will pay, upon a participant's death prior to the commencement of benefit payments, an amount equal to the participant's deferrals, adjusted for earnings and losses thereon, plus the greater of (i) the vested portion of company contributions, adjusted for earnings and losses thereon, or (ii) five times such participant's average base salary for the previous three years. All distributions under the Deferred Compensation Plan are payable in cash, and the participant may elect either a lump sum payment or monthly, quarterly, or annual installments over a maximum of 15 years.
The following table shows the investment funds available under our Deferred Compensation Plan and their annual rates of return for the fiscal year ended December 31, 2012, as reported by the administrator of the plan.
Name of Fund	Rate of Return	Name of Fund	Rate of Return
LVIP Money Market - Standard Class	0.03%	LVIP Delaware Special Opportunities - Standard Class	14.94%
Delaware VIP Limited Term Diversified - Standard Class	2.78%	Fidelity VIP Mid Cap - Service Class	14.76%
American Century VP Inflation Protection - Class 2	7.39%	Neuberger Berman AMT Mid Cap Growth - I Class	12.42%
LVIP Delaware Bond - Standard Class	6.61%	Delaware VIP Small Cap Value Series - Standard Class	13.91%
Delaware VIP High Yield Series - Standard Class	17.83%	DWS VIP Small Cap Index - Class A	16.25%
FTVIPT Templeton Global Bond Securities - Class 1	15.32%	LVIP Baron Growth Opportunities - Service Class	18.25%
LVIP Wilshire Conservative Profile - Standard Class	9.78%	American Funds Global Growth - Class 2	22.57%
LVIP Wilshire Moderate Profile - Standard Class	9.59%	American Funds Global Small Capitalization - Class 2	18.18%
LVIP Wilshire Moderately Aggressive Profile - Standard Class	9.15%	Templeton FTVIPT Growth Securities - Class 1	21.40%
LVIP SSgA Global Tactical Allocation - Std Class	11.15%	AllianceBernstein VPS International Value - Class A	14.54%
Franklin FTVIPT Income Securities - Class 1	12.92%	American Funds International - Class 2	17.91%
Delaware VIP Value Series - Standard Class	14.74%	LVIP MFS International Growth - Standard Class	19.40%
Franklin FTVIPT Mutual Shares Securities - Class 1	14.61%	Delaware VIP Emerging Markets Series - Standard Class	14.44%
DWS VIP Equity 500 Index - Class A	15.70%	Delaware VIP REIT Series - Standard Class	16.94%
Fidelity VIP Contrafund - Service Class	16.31%	MFS VIT Utilities Series - Initial Class	13.49%
American Funds Growth - Class 2	17.90%

The following table provides information on compensation under our nonqualified Deferred Compensation Plan for the year 2012.
Nonqualified Deferred Compensation – 2012
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal YE ($)(1)
Truman Hunt	$0	90,641	353,670	—	4,857,699
Ritch Wood	$0	38,641	49,412	—	459,264
Daniel Chard	$0	38,641	39,423	—	367,868
Steven Lund	—	—	—	—	—
Joseph Chang	582,584	45,641	476,402	—	3,813,841

(1)	Contribution amounts reflected in this table are and have been reflected in the 2012 Summary Compensation Table and prior years' summary compensation tables, as applicable. Aggregate earnings are not reflected in the 2012 Summary Compensation Table and were not reflected in prior years' summary compensation tables.

Potential Payments Upon Termination or Change in Control
The information below describes the compensation that would become payable under existing plans and arrangements if the named executive officer's employment had terminated on December 31, 2012, given the named executive officer's compensation and service levels as of such date, and if applicable, based on our closing stock price on that date. Except as noted below, all amounts would be payable as a lump sum upon termination, except deferred compensation, which may be payable as a lump sum or in installments at the election of the named executive officer. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) plan, subsidized retiree medical benefits, and disability benefits. In addition, certain obligations of the named executive officers relating to these payments are described above under the section entitled "Narrative to Summary Compensation Table and Grants of Plan‑Based Awards Table—Employment Agreements."
Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the named executive officer's age.
Name	Voluntary Termination ($)	Involuntary Termination for Cause ($)	Involuntary Termination Not for Cause ($)	Termination (Including Constructive Termination) in Connection With Change in Control ($)	Death ($)(1)	Disability ($)
Truman Hunt
Severance(2)	2,000,000	—	3,304,083	4,625,000	625,000	875,000
Equity(3)	—	—	—	7,775,149	—	—
Deferred Compensation(4)	4,857,699	4,857,699	4,857,699	4,857,699	8,530,062	4,857,699
Health Benefits(5)	—	—	16,681	16,681	—	—
Total	6,857,699	4,857,699	8,178,463	17,274,529	9,155,062	5,732,699

Ritch Wood
Severance(2)	360,000	—	975,576	1,140,000	180,000	300,000
Equity(3)	—	—	—	1,753,985	—	—
Deferred Compensation(4)	459,264	459,264	459,264	459,264	2,187,500	459,264
Health Benefits(5)	—	—	16,915	16,915	—	—
Total	819,264	459,264	1,451,756	3,370,165	2,367,500	759,264

Daniel Chard
Severance(2)	360,000	—	975,576	1,140,000	180,000	300,000
Equity(3)	—	—	—	1,753,985	—	—
Deferred Compensation(4)	257,507	257,507	257,507	257,507	2,177,778	257,507
Health Benefits(5)	—	—	16,915	16,915	—	—
Total	617,507	257,507	1,249,999	3,168,408	2,357,778	557,507

Steven Lund
Equity(3)	—	—	—	345,625	—	—
Total	—	—	—	345,625	—	—

Joseph Chang
Severance(2)	1,000,000	1,000,000	1,630,000	1,630,000	—	1,137,500
Equity(3)	—	—	1,153,607	1,973,354	—	—
Deferred Compensation(4)	3,813,841	3,813,841	3,813,841	3,813,841	6,361,033	3,813,841
Health Benefits(5)	—	—	16,915	16,915	—	—
Total	4,813,841	4,813,841	6,614,363	7,434,110	6,361,033	4,951,341

(1)	The amounts reported in this column do not include the proceeds payable on death from term life insurance policies for which we pay the premiums, with coverage, as of December 31, 2012, of $500,000 for Mr. Chang; $750,000 for Messrs. Hunt, Wood, and Chard; and $1,000,000 for Mr. Lund.

(2)
In August 2012, we entered into employment agreements with Messrs. Hunt, Wood and Chard. Among other things, these agreements provide for the following termination payments in addition to salary and benefits earned prior to termination:

(a)            Voluntary termination:

(i)	For Mr. Hunt, continuation of annual salary for a restricted period of up to two years, during which non-solicitation, non-competition and non-endorsement covenants remain in effect; and
(ii)
For Messrs. Wood and Chard, continuation of 75% of annual salary for a restricted period of up to one year, during which non-solicitation, non-competition and non-endorsement covenants remain in effect.

(b)            Involuntary termination not for cause (including constructive termination):

(i)	A lump sum equal to the pro-rata portion of the executive officer's earned bonus, if any, for each outstanding bonus cycle;
(ii)	For Mr. Hunt, continuation of annual salary for a period of 24 months; and
(iii)	For Messrs. Wood and Chard, continuation of annual salary for a period of 15 months.
(c)            Termination (including constructive termination) in connection with a change in control:

(i)	A lump sum equal to the pro-rata portion of the executive officer's target bonus for any outstanding bonus cycle;
(ii)	For Mr. Hunt, a lump sum amount equal to two times annual salary and target bonus; and
(iii)	For Messrs. Wood and Chard, a lump sum amount equal to 1.25 times annual salary and target bonus.
(d)            Termination upon death or disability:

(i)	A lump sum equal to the pro-rata portion of the executive officer's target bonus for any outstanding bonus cycle; and
(ii)	Salary continuation for up to 90 days in certain circumstances related to a disability.

(3)	The amounts payable under the equity category, in the case of stock option awards, are based on the difference between the $37.05 closing price of our stock on December 31, 2012 and the exercise price of the applicable award, multiplied by the number of unvested shares subject to the award. The amounts payable under the equity category in the case of restricted stock units are based on the $37.05 closing price of our stock on December 31, 2012 multiplied by the number of unvested shares subject to the applicable award.

(4)	The amounts reported for deferred compensation, other than for death or disability, reflect only the amounts deferred by the named executive officers, the vested portion of amounts contributed by us and earnings on such amounts. We may, at our discretion, accelerate vesting of the unvested amounts contributed by us in the event of a change of control. If we were to accelerate vesting, the total amounts of deferred compensation payable to the named executive officers would be as follows: Mr. Hunt, $4,857,699; Mr. Wood, $459,264; Mr. Chard, $367,868; and Mr. Chang, $4,452,526.

(5)	Pursuant to their employment agreements, Messrs. Hunt, Wood, Chard and Chang are entitled to a lump sum equal to twelve months of health care continuation coverage upon involuntary termination not for cause (including constructive termination) and termination (including constructive termination) in connection with change in control.

(6)
In November 2009, we entered into an employment agreement with Mr. Chang. Among other things, this agreement provides for the following termination payments in addition to salary and benefits earned prior to termination:

(a)            Voluntary termination and involuntary termination for cause:

(i)	A four-year consulting contract with us for $250,000 per year;
(b)	Involuntary termination not for cause (including constructive termination) and termination (including constructive termination) in connection with change in control:
(i)	Continuation of annual salary for a period of 12 months, subject to optional extension.
(ii)	Continuation of any retention and cash incentive bonuses that would have otherwise been payable for a period of 12 months.
(iii)	A four-year consulting contract with us for $250,000 per year, with the first year payment replaced by other severance payments;
(iv)	All payments are subject to forfeiture for breach of key-employee covenants, including non-competition, non-endorsement, non-solicitation and confidentiality.
(c)            Termination upon death or disability:

(ii)	Salary continuation for up to 90 days in certain circumstances related to a disability.

PROPOSAL 2
ADVISE AS TO OUR EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Securities Act of 1934, as amended, we are requesting stockholder approval of a non-binding advisory resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement.

The primary objectives of our executive compensation program are to successfully recruit, motivate and retain experienced and talented executives, provide competitive compensation arrangements that are tied to corporate and individual performance and align the financial interests of our executives with those of our stockholders.
We believe that our executive compensation program is one of several key factors that have driven our strong revenue and earnings per share growth in recent years. In 2012, we reported annual revenue of $2.2 billion, a 24% year-over-year improvement. Diluted earnings per share increased to $3.52 in 2012, a 48% increase over the prior year, or 31% when excluding charges of $32.8 million related to a Japan customs case in 2011. Earnings per share excluding Japan customs expense is a non-GAAP financial measure and a reconciliation to GAAP and other information appears on pages 62 and 63 of our 10-K filed February 27, 2013. Our strong financial performance has allowed us to provide value to our stockholders through an active share repurchasing program and dividend increases of approximately 140% over the past three years.
In addition to strong financial results, we achieved several significant strategic objectives, including:
•	Continued development of our anti-aging product platform, with plans for the development and launch of new products over the next several years;
•	Successful regional limited-time offers of multiple products;
•	Accelerated sales force growth; and
•	Increased global alignment of our sales force and management.
Our executive compensation program includes base salary, cash incentive bonuses, equity awards, and retirement benefits. A majority of each named executive officer's target compensation is based on corporate performance, which helps align their total compensation with our actual performance. We award performance-based cash incentive bonuses designed to motivate our executive officers to achieve quarterly and annual revenue and operating income performance levels. To minimize potential risk-taking incentives and windfalls, aggregate bonuses are limited to double the annual target bonus. Our executive compensation program also emphasizes long-term equity incentives, which, coupled with our stock ownership guidelines, reward sustainable performance and align the financial interests of our executives with those of our stockholders. In 2012, each of the named executive officers was provided 50% or more of their annual equity grants in the form of performance stock options and performance restricted stock units. In 2012, our chief executive officer was provided 60% of his equity awards and 85% of his grant value in equity with a performance contingency. In 2012, we entered into an executive employment agreement with our chief executive officer, which, among other things, discontinued all excise tax protections and replaced his hair trigger accelerated vesting of equity awards with a double trigger.

At our 2012 annual meeting of stockholders, over 98% of the votes cast were in favor of our executive compensation program. When designing our 2013 executive compensation program, the Committee considered, among other things, the 2012 voting results and other feedback we received from our stockholders and determined not to make any significant changes to the design of our executive compensation program for 2013.
See the Compensation Discussion and Analysis section of this Proxy Statement and the related tables and narrative disclosure for additional information regarding our compensation program for the named executive officers.

The Board of Directors recommends that stockholders approve the following advisory resolution:

RESOLVED, that the stockholders hereby approve the compensation of the company's named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure."

Although this advisory resolution is non-binding, the Board of Directors values input from stockholders. The Board of Directors will consider the voting results for this proposal in making future compensation decisions. We currently intend to include a stockholder advisory vote on our executive compensation program at our annual meeting of stockholders each year.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING THE COMPANY'S EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee of the Board of Directors is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"), is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing an opinion thereon. The Audit Committee's responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, our internal auditors, and PwC. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2012 were prepared in accordance with generally accepted accounting principles.
The Audit Committee hereby reports as follows:
•
The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management's discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC's judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•
The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, (Communication with Audit Committees), as amended, and as adopted by the PCAOB in Rule 3200T.

•
PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC the accounting firm's independence. The Audit Committee also considered whether non‑audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm's independence.

•
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Nevin Andersen, Chairman
 Daniel Campbell
Patricia Negrón
Thomas Pisano

Certain Relationships and Related Person Transactions
Review and Approval of Related Person Transactions
Our Audit Committee Charter requires that the Audit Committee review related party transactions that are significant in size, and approve or reject such transactions with executive officers, members of the Board of Directors, or significant stockholders for which a special committee of the Board of Directors has not been established.
In February 2007, we adopted a written policy and procedures with respect to related person transactions, which includes specific provisions for the approval of related person transactions. Pursuant to this policy, related person transactions include a transaction, arrangement or relationship in which we and certain enumerated related persons participate, and the amount involved exceeds $25,000.
In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review such transaction, the transaction will be reviewed by the chair of our Audit Committee if the amount involved is less than $120,000, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of such transaction.
In reviewing and approving related person transactions, the Audit Committee, or its chair, shall consider all information that the Audit Committee, or its chair, believes to be reasonable in light of the circumstances. The Audit Committee or its chair, as the case may be, shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, as the Audit Committee or its chair determines in good faith. No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members has an interest.
Related Person Transactions
Lease of Airplane
We previously chartered air service from Keystone Aviation LLC ("Keystone"), in which Blake M. Roney, our former Chairman of the Board owned a 51% interest. In 2012, we incurred approximately $185,338 in charges for chartered air service from Keystone at a discounted rate. Keystone leased an aircraft from Arrow Plane, L.C. to provide its charter services to us. Mr. Roney and his spouse directly or indirectly own substantially all of Arrow Plane, L.C. In 2012, Arrow Plane, L.C. received payments of approximately $71,050 from Keystone related to charter air services provided to us.
Other
During 2012, we paid employment compensation in excess of $120,000 to three relatives of Blake Roney and one relative of Ritch Wood. Derek Roney, the brother of Blake Roney, received approximately $141,230 in salary, bonuses and other compensation during 2012. William Watson, the brother-in-law of Blake Roney, received approximately $162,061 in salary, bonuses and other compensation, and 350 restricted stock units during 2012. Richard Watson, the brother-in-law of Blake Roney, received approximately $132,375 in salary, bonuses and other compensation during 2012. Ryan Wood, the brother of Ritch Wood, received approximately $141,479 in salary, bonuses and other compensation, and 700 restricted stock units during 2012. In addition, these employees also participated in the employee benefit plans available generally to our employees in their respective locations.

Certain relatives of Sandra Tillotson, one of our former directors, have independent distributor accounts that we pay commissions to in excess of $120,000 per year. Her son-in-law, Brandon Sheranian, has a distributor account that we paid a total of $826,294 in commissions in 2012. Her daughter, Alisha Knight, and son-in-law, Jed Knight, have an interest in a distributor account that we paid a total of $385,136 in commissions in 2012. Her son, Derek Tillotson, has a distributor account that we paid a total of $177,270 in commissions in 2012. The terms under which these individuals act as our independent distributors and/or are entitled to commissions do not differ from the standard terms we offer to our other distributors. Any person may become a Nu Skin independent distributor, if such person is willing to agree to abide by the policies and the terms and conditions of our standard independent distributor agreement. As a result, our Audit Committee does not typically review or approve the engagements of independent distributors who happen to be related to directors or executive officers unless we propose to offer such independent distributor special terms that differ materially from the standard terms.

PROPOSAL 3
APPROVAL OF AN AMENDED AND RESTATED
 2010 OMNIBUS INCENTIVE PLAN
The Board of Directors and the Compensation Committee have approved and adopted an Amended and Restated 2010 Omnibus Incentive Plan (the "Amended and Restated 2010 Plan"), subject to stockholder approval at the Annual Meeting. If the Amended and Restated 2010 Plan is not approved by stockholders at the Annual Meeting, awards may continue to be granted under the 2010 Omnibus Incentive Plan until the 2010 Omnibus Incentive Plan expires.
As of December 31, 2012, there were a total of 5,962,109 outstanding stock options granted under the original 2010 Omnibus Incentive Plan, the 1996 Stock Incentive Plan and the 2006 Stock Incentive Plan. The weighted-average exercise price of these stock options was $22.90 and the weighted-average remaining term for these stock options was 3.56 years. As of December 31, 2012, there were a total of 729,081 nonvested restricted stock units granted under the original 2010 Omnibus Incentive Plan, the 1996 Stock Incentive Plan and the 2006 Stock Incentive Plan.
The Amended and Restated 2010 Plan is being adopted primarily to:
(i)
increase the number of shares available for awards by 3,247,616 shares, such that as of the effective date of the Amended and Restated 2010 Plan, 5,500,000  shares will be available for the grant of new awards, less grants made after December 31, 2012 (as described below);

(ii)	change the share counting methodology that we use;

(iii)	modify the change in control definition;

(iv)
increase the maximum dollar value that may be earned by any participant for each 12 months in a performance period with respect to performance awards that are intended to comply with the performance-based exception under Internal Revenue Code Section 162(m) and are denominated in cash from $3,000,000 to $4,000,000; and

(v)	make certain other changes.

Our directors and executive officers may have an interest in the approval of the Amended and Restated 2010 Plan because they are eligible for awards under the Amended and Restated 2010 Plan.
Under the New York Stock Exchange rules, we are required to obtain stockholder approval of the Amended and Restated 2010 Plan. Stockholder approval of the Amended and Restated 2010 Plan will also constitute approval of (i) the performance criteria upon which performance-based awards that are intended to be deductible by us under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") may be based under the Amended and Restated 2010 Plan; (ii) the 24-month per participant limit of 3 million shares of common stock underlying stock options and stock appreciation rights that may be made under the Amended and Restated 2010 Plan; (iii) the 12-month per participant limit of 1 million shares of common stock for grants of restricted stock or other stock awards payable in shares of common stock, other than stock options and stock appreciation rights, that are intended to be "performance-based compensation" under Section 162(m) of the Code; (iv) performance-based cash awards up to $4,000,000 that may be earned in any 12-month period, and (v) the classes of employees eligible to receive awards under the Amended and Restated 2010 Plan.

Proposed Amendments and Reapproval of the Amended and Restated 2010 Plan
If the Amended and Restated 2010 Plan is approved, the 2010 Omnibus Incentive Plan will be amended primarily as described below:
1.
Share Reserve. As of December 31, 2012, 743,088 shares of our common stock had been issued under the 2010 Omnibus Incentive Plan, 4,466,678 shares were reserved for issuance for outstanding awards and 462,150 shares had reverted to the share reserve due to terminations and expirations. Accordingly, only 2,252,384 shares were available for future grants of awards as of such date. The proposed share authorization net increase of 3,247,616 shares (resulting in a total available reserve of 5,500,000 shares for new awards as of the effective date, less grants made since December 31, 2012), will help us to have a sufficient reserve of common stock available under the Amended and Restated 2010 Plan to allow us to continue to provide equity incentives to our executive officers and employees at a competitive level.

2.
Share Counting. The share counting methodology that we will use under the Amended and Restated 2010 Plan is different from that previously used. In particular, under the prior version of the 2010 Omnibus Incentive Plan each share of our common stock granted subject to an award other than a stock option or stock appreciation rights counted against the aggregate 2010 Omnibus Incentive Plan limit as 2.4 shares, even though only one share was actually granted. Under the proposed Amended and Restated 2010 Plan, each share of our common stock that is subject to an award other than a stock option or stock appreciation right granted after December 31, 2012 will count against the aggregate Amended and Restated 2010 Plan limit as 2.6 shares. In addition, adjustments to the share reserve for tax related share withholdings are modified by the Amended and Restated 2010 Plan, as more fully described below under Summary of the Amended and Restated 2010 Plan - Share Reserve.

3.
Change in Control Definition. The Amended and Restated 2010 Plan will contain a provision that generally prohibits award agreements from providing that a change in control will occur until consummation or effectiveness of a change in control and may not provide that a change in control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control. In addition, the change in control definition will be amended by replacing the reference to 100% in Section 11.3(c) of the Amended and Restated 2010 Plan with the phrase "at least 90%."

4.
Increase in Cash Performance Awards. The maximum dollar value that may be earned by any participant for each 12 months in a performance period with respect to performance awards that are intended to comply with the performance-based exception under Internal Revenue Code Section 162(m) and are denominated in cash will be increased from $3,000,000 to $4,000,000.

5.
Automatic Exercise of Stock Options and SARS. The terms of stock options and stock appreciation rights will be amended to provide that any outstanding in-the-money stock options or stock appreciation rights will be automatically exercised on the last day of the term of such awards, unless otherwise set forth in an award agreement.

6.	Termination Date. The termination date will be extended to the tenth anniversary of the effective date of the Amended and Restated 2010 Plan, which will be June 3, 2023.
Below is a summary of certain key provisions of the Amended and Restated 2010 Plan. The summary of the Amended and Restated 2010 Plan does not purport to be a complete description of all the provisions of the Amended and Restated 2010 Plan and is qualified in its entirety by the provisions of the Amended and Restated 2010 Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Summary of the Amended and Restated 2010 Plan
The Amended and Restated 2010 Plan provides a flexible range of equity award opportunities to attract, retain and motivate the best available talent for the successful conduct of our business in responding to changing circumstances over time.
Eligibility. Employees, including our executive officers, members of the Board of Directors, and our consultants may participate in the Amended and Restated 2010 Plan as designated by the Compensation Committee. We intend to make stock awards under the Amended and Restated 2010 Plan to employees in the United States and in certain foreign jurisdictions. As of December 31, 2012, we had approximately 3,733 full- and part-time employees globally, excluding approximately 12,707 individuals who were employed as sales representatives in our China operations. As of December 31, 2012, we had six non-employee directors and seven executive officers, including two employee directors. The amounts of awards that may be allocated to participants under the Amended and Restated 2010 Plan will be determined at the discretion of the Compensation Committee and are not presently determinable.
Types of Awards. The types of stock awards that will be available for grant under the Amended and Restated 2010 Plan are:
•	incentive stock options;

•	nonstatutory stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	other share based awards;

•	performance cash;

•	performance shares; and

•	performance units.
Share Reserve. Subject to certain adjustments (described below under "Adjustments'), as of the effective date of the approval of the Amended and Restated 2010 Plan, a total of 5,500,000 million shares of our common stock are proposed to be authorized for grant under the Amended and Restated 2010 Plan, less one share for every one share that was subject to an option or stock appreciation right granted after December 31, 2012 and 2.6 shares for every one share that was subject to an award other than an option or stock appreciation right granted after December 31, 2012. In addition, after stockholder approval of the Amended and Restated 2010 Plan, the share reserve will be reduced by one share upon grant of an option or stock appreciation right, and reduced by 2.6 shares for each share subject to any other award, pursuant to which participants may receive the full value of the stock. If any shares covered by an award granted under the Amended and Restated 2010 Plan, or after December 31, 2012, the 1996 Stock Incentive Plan, the 2006 Stock Incentive Plan or the 2010 Omnibus Incentive Plan (the "Prior Plans"), or to which such award relates, are forfeited, terminated, cancelled, expire or are settled in cash (in whole or in part), then the shares covered by such award shall revert to and become available for grant under the Amended and Restated 2010 Plan, in the same ratios as such awards would have reduced the share reserve upon grant under the Amended and Restated 2010 Plan.

In the event that withholding tax liabilities arising from an award other than an option or stock appreciation right or, after December 31, 2012, an award other than an option or stock appreciation right under any Prior Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the shares available for awards under the Amended and Restated 2010 Plan. However, the following shares will not be added to the shares authorized for grant: (i) shares tendered or withheld in payment of the purchase price of an option or, after December 31, 2012, an option granted under the Prior Plans; (ii) shares tendered or withheld to satisfy any tax withholding obligation with respect to options or stock appreciation rights or, after December 31, 2012, options or stock appreciation rights under any Prior Plan; (iii) shares subject to a stock appreciation right or, after December 31, 2012, a stock appreciation right granted under the Prior Plans, in either case that are not issued in connection with its stock settlement on exercise thereof; and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options or, after December 31, 2012, options granted under the Prior Plans.
Shares of common stock under awards made in substitution or exchange for awards granted by a company acquired by us or a subsidiary, or with which we or any subsidiary combine(s), do not reduce the maximum number of shares that may be issued under the Amended and Restated 2010 Plan. In addition, if a company acquired by us or a subsidiary, or with which we or any subsidiary combine(s), has shares remaining available under a plan approved by its stockholders, the available shares (adjusted to reflect the exchange or valuation ratio in the acquisition or combination) may be used for awards under the Amended and Restated 2010 Plan and will not reduce the maximum number of shares of common stock that may be issued under the Amended and Restated 2010 Plan; provided, however that awards using such available shares shall not be made after the date awards or grants could have been made under the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not our employees or directors prior to the acquisition or combination. We currently plan to deliver shares of common stock under the Amended and Restated 2010 Plan from our treasury shares.
Section 162(m) Limits. In order that certain awards granted under the Amended and Restated 2010 Plan may qualify under Section 162(m) of the Code, which permits performance-based compensation meeting the requirements established by the Internal Revenue Service to be excluded from the limitation on deductibility of compensation in excess of $1 million paid to certain specified senior executives, the Amended and Restated 2010 Plan limits awards to individual participants to no more than 3 million shares in any 24-month period of common stock subject to options or stock appreciation rights, to no more than 1 million shares in any 12-month period of common stock subject to grants of stock awards, other than option or stock appreciation rights, that are intended to be "performance-based compensation" under Section 162(m) of the Code, and to no more than $4,000,000 in any 12-month period subject to grants of cash awards that are intended to be "performance-based compensation" under Section 162(m) of the Code (the "Limitations"). Any cancelled award shall continue to be counted toward the applicable Limitations. Among other things, the Amended and Restated 2010 Plan sets out categories of performance criteria that may be used in issuing performance-based awards (see section 10.2 of the Amended and Restated 2010 Plan). The Compensation Committee may also exclude under the terms of the performance awards the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within the reasonable control of our management, or (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. The Compensation Committee may make downward, but not upward, adjustments with respect to any performance award that is intended to be "performance-based compensation" under Section 162(m) of the Code. The Compensation Committee may not waive achievement of performance goals for such awards, except for death, disability or as otherwise determined by the Compensation Committee in special circumstances, in accordance with Section 162(m) of the Code.

Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common stock or the value thereof, such adjustments and other substitutions shall be made to the Amended and Restated 2010 Plan and to awards as the Compensation Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Amended and Restated 2010 Plan, the Limitations, the maximum number of shares that may be issued pursuant to incentive stock options and, in the aggregate or to any participant, in the number, class, kind, and option or exercise price of securities subject to outstanding awards granted under the Amended and Restated 2010 Plan (including, if the Compensation Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Compensation Committee may determine to be appropriate; provided, however, that the number of shares subject to any award shall always be a whole number.
Administration of the Amended and Restated 2010 Plan. The Amended and Restated 2010 Plan shall be administered by the Compensation Committee of the Board of Directors, or a subcommittee thereof, which is comprised of at least two individuals who will qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act, "outside directors" within the meaning of Section 162(m) of the Code and "independent directors" under the rules of the principal U.S. national securities exchange on which the common stock is traded. The Compensation Committee has the authority to perform the following actions:
•	Designate participants under the Amended and Restated 2010 Plan;

•	Determine the type(s), number, terms and conditions of awards, subject to the terms of the Amended and Restated 2010 Plan;

•
Interpret the Amended and Restated 2010 Plan and establish, adopt or revise any rules and regulations, and appoint such agents as it deems appropriate to administer the Amended and Restated 2010 Plan; and

•	Make all other decisions and determinations that may be required under the Amended and Restated 2010 Plan.
Options. The Amended and Restated 2010 Plan provides that options must have an exercise price that is at least equal to 100% of the fair market value of our common stock on the date the option is granted. To the extent permitted by law and as determined by the Compensation Committee, an option holder may exercise an option by payment of the exercise price in a number of different manners, including (1) in cash or cash equivalents, (2) pursuant to a "same day sale" program through a broker, (3) by the surrender of shares of common stock already owned by the option holder, (4) with the consent of the Compensation Committee, by withholding shares of common stock otherwise issuable in connection with the exercise of the option, or (5) such other form of consideration permitted by applicable law as determined by the Compensation Committee. Options awarded under the Amended and Restated 2010 Plan may be granted for terms of up to seven years. In no event may dividend equivalents be granted with respect to options. Subject to certain adjustments (also described above under "Adjustments"), not more than 5,500,000 shares of common stock may be issued under the Amended and Restated 2010 Plan pursuant to incentive stock options.

The Amended and Restated 2010 Plan also provides that any outstanding in-the-money stock options will be automatically exercised on the last day of the term of such awards, unless otherwise set forth in an award agreement.
Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights independently of or in connection with another award. The base price per share of a stock appreciation right shall be at least 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, the holder shall have the right to receive the excess of (i) the fair market value of one share of common stock on the date of exercise (or such amount less than such fair market value as the Compensation Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the stock appreciation right. Payment shall be made in shares of common stock, in cash, or other property, or any combination thereof, as determined by the Compensation Committee. No stock appreciation right will have a term greater than seven years. In no event may dividend equivalents rights be granted with respect to stock appreciation rights.
The Amended and Restated 2010 Plan also provides that any outstanding in-the-money stock appreciation rights will be automatically exercised on the last day of the term of such awards, unless otherwise set forth in an award agreement.
Restricted Stock and Restricted Stock Units. The Compensation Committee may also award restricted stock or restricted stock units independently or in connection with other awards or as payment of performance awards and other cash-based incentive compensation. Unless otherwise provided in the award agreement, beginning on the date of grant of the restricted stock award and subject to execution of the award agreement, the participant becomes a stockholder with voting and distribution rights with respect to all shares subject to the award. A participant receiving a restricted stock unit award will not possess voting rights or any other rights of a stockholder with respect to such award until vested, except as provided in the award agreement for such award.
Other Share-Based Awards. Other awards of shares and other awards based on shares or other property, including deferred stock units, may be granted under the Amended and Restated 2010 Plan either alone or in addition to other awards granted under the Amended and Restated 2010 Plan. Such awards may also be available as a form of payment of other awards granted under the plan and other cash-based compensation. The terms of such other share-based awards granted under the Amended and Restated 2010 Plan will be set forth in an award agreement containing provisions determined by the Compensation Committee and not inconsistent with the Amended and Restated 2010 Plan.
Performance Awards. The Amended and Restated 2010 Plan provides for the grant of performance awards in the form of performance cash, performance shares and performance units, for no consideration or for such minimum consideration as may be required by applicable law. The performance criteria and period for each performance award will be conclusively determined by the Compensation Committee and may be based upon the criteria set forth in the Amended and Restated 2010 Plan. The achievement of the performance criteria and the amount of a performance award to be distributed shall be conclusively determined by the Compensation Committee.

Performance Criteria. If the Compensation Committee determines that a restricted stock award, a restricted stock unit, a performance award or another share-based award is intended to be subject to Article 10 of the Amended and Restated 2010 Plan relating to Section 162(m) of the Code, the lapsing of restrictions thereon and the distribution of cash, shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Compensation Committee, which shall be based on the attainment of specified levels of one or any combination of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of our company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of our company or our company's third-party manufacturer) and validation of manufacturing processes (whether our company's or our company's third-party manufacturer's)); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of our company's products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of our company's products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of our company's equity or debt securities; factoring transactions; sales or licenses of our company's assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; recruiting and maintaining personnel; distributor, executive distributor, or preferred customer metrics; product subscription orders; distributor and customer retention rates. Such performance goals also may be based solely by reference to our company's performance or the performance of a subsidiary, division, business segment or business unit of our company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Compensation Committee may also exclude charges related to an event or occurrence which the Compensation Committee determines should appropriately be excluded, including (a) the effects of currency fluctuations; (b) restructurings, discontinued operations, extraordinary items, and other unusual, infrequent, non-recurring, or non-operational charges or events, (c) litigation, claim judgments, or settlements; (d) the discontinuation, disposal, or acquisition of a business or division; (e) asset write-downs; (f) an event either not directly related to the operations of our company or not within the reasonable control of our company's management, (g) any or all items that are excluded from the calculation of non-GAAP earnings, or (h) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Such performance goals and any exclusions shall be set by the Compensation Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

No Repricing. The Amended and Restated 2010 Plan prohibits the repricing of an option or a stock appreciation right (other than to reflect stock splits, spin-offs and other corporate events described under "Adjustments" above) unless stockholder approval is obtained. For purposes of the Amended and Restated 2010 Plan, a repricing means a reduction in the exercise price of an option or the grant price of a stock appreciation right, the cancellation of an option or stock appreciation right in exchange for cash or another award under the Amended and Restated 2010 Plan (except in connection with a change in control), or any other action with respect to an option or stock appreciation right that may be treated as a repricing under the rules of the principal U.S. national securities exchange on which the common stock is traded.
Dividends; Dividend Equivalents. Awards other than options and stock appreciation rights may, if determined by the Compensation Committee, provide that the participant will be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock, or other property dividends declared with respect to shares of common stock covered by an award. The Compensation Committee may provide that such amounts will be deemed to have been reinvested in additional shares of common stock or otherwise, and that they are subject to the same vesting or performance conditions as the underlying award. Any dividends or dividend equivalents provided with respect to performance awards or restricted stock, restricted stock unit or other share-based awards that are subject to the attainment of specified performance goals will be subject to the same restrictions and risk of forfeiture as the underlying awards.
Cancellation of Award; Forfeiture of Gain. An award agreement may provide that the award shall be canceled if the participant violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to our interests, including conduct contributing to any financial restatements or financial irregularities, as determined by the Compensation Committee in its sole discretion. The Compensation Committee may provide in an award agreement that if within the time period specified in the award agreement the participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the participant will forfeit any gain realized on the vesting or exercise of the award and must repay such gain.
Nontransferability. Awards granted under the Amended and Restated 2010 Plan will not be transferable other than by will or by the laws of descent and distribution, and may only be exercised during the participant's lifetime only by the participant or the participant's guardian or legal representative, except to the extent and under such terms and conditions as determined by the Compensation Committee for transfers to certain family members, family trusts, or other family-owned entities, or for charitable donations.
Change in Control. Award agreements for awards granted under the Amended and Restated 2010 Plan may provide for, in the event of a change in control as defined in the Amended and Restated 2010 Plan, the cancellation and termination of certain awards, with payment where applicable, or the assumption or substitution of certain awards by a successor company. In addition, unless otherwise provided in the award agreement, upon a change in control in which the successor company does not assume or substitute certain awards, such awards will become fully vested and exercisable immediately prior to such change in control. Upon a change in control, the Compensation Committee may also in its discretion determine that certain awards will be cancelled and terminated, with payment where applicable.
The definition of change in control in an award agreement generally may not provide that a change in control will occur until consummation or effectiveness of a change in control of the Company and may not provide that a change in control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company.

Section 409A. The Amended and Restated 2010 Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Compensation Committee. Any provision of the Amended and Restated 2010 Plan that would cause the grant of an award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.
Amendment or Termination. The Board of Directors may alter, amend, suspend, or terminate the Amended and Restated 2010 Plan in any respect at any time, subject to stockholder approval where such approval is required by applicable law or stock exchange rules. The Board of Directors may not amend the Amended and Restated 2010 Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and may not, without stockholders' approval, amend the Amended and Restated 2010 Plan to (a) increase the number of shares that may be the subject of awards under the Amended and Restated 2010 Plan (except for certain adjustments pursuant to the Amended and Restated 2010 Plan), (b) expand the types of awards available under the Amended and Restated 2010 Plan, (c) materially expand the class of persons eligible to participate in the Amended and Restated 2010 Plan, (d) eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, (e) increase the maximum permissible term of any option or stock appreciation right, or (f) increase the Limitations. The Board of Directors may not amend the Amended and Restated 2010 Plan to permit the repricing of options or stock appreciation rights (as described under "No Repricing" above). Further, no amendment to, or termination of, the Amended and Restated 2010 Plan may materially impair any of the rights of a participant under any awards previously granted without such participant's consent.
Term. Unless earlier terminated by the Compensation Committee, the Amended and Restated 2010 Plan will expire on the tenth anniversary of the date of shareholder approval. No awards will be granted under the Amended and Restated 2010 Plan after that date.
Tax Status of Amended and Restated 2010 Plan Awards
The following discussion of the U.S. federal income tax status of awards under the Amended and Restated 2010 Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.
Nonqualified Stock Options and Incentive Stock Options. No income will be realized by an optionholder, and no deduction will be taken by us, upon grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionholder will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the "spread") at the time of exercise. The spread will be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code of compensation paid to executives designated in those sections. The optionholder's tax basis in the underlying shares acquired by exercise of a nonqualified stock option will equal the exercise price plus the amount taxable as compensation to the optionholder. Upon sale of the shares received by the optionholder upon exercise of the nonqualified stock option, any gain or loss is generally long term or short term capital gain or loss, depending on the length of the period that the optionholder holds the shares. The optionholder's holding period for shares acquired pursuant to the exercise of a nonqualified stock option will begin on the date of exercise of such option. Additional considerations may be applicable to individuals who are subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act.

The payment by an optionholder of the exercise price, in full or in part, with previously acquired shares of common stock will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the optionholder upon the surrender of the previously acquired shares to us, and shares received by the optionholder, equal in number to the previously surrendered shares, will have the same tax basis as the shares surrendered to us and will have a holding period that includes the holding period of the shares surrendered. The value of shares received by the optionholder in excess of the number of shares surrendered to us will be taxable to the optionholder. Such additional shares will have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized.
The Code requires that, for incentive stock option treatment, shares acquired through exercise of an incentive stock option cannot be disposed of before two years from the date of grant and one year from the date of exercise. Incentive stock option holders will generally incur no federal income tax liability at the time of grant or upon exercise of such options. However, the spread will be an "item of tax preference" which may give rise to "alternative minimum tax" liability at the time of exercise. If the optionholder does not dispose of the shares before two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long term capital gain or loss, as the case may be. Assuming both the holding periods are satisfied, no deduction will be allowable to us for federal income tax purposes in connection with the grant or exercise of the option. If, within two years of the date of grant or within one year from the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of such shares, the optionholder will generally realize ordinary taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of initial exercise or the amount realized on the subsequent disposition, and such amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code for compensation paid to executives designated in those sections.
Stock Appreciation Rights. No income is realized by the participant at the time a stock appreciation right is granted, and no deduction is available to us at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the common stock received by the participant, and we will be entitled to a deduction of equivalent value, subject to the provisions of Sections 162(m) and 280G of the Code.
Restricted Stock. Subject to Sections 162(m) and 280G of the Code, we receive a deduction and the participant recognizes taxable income equal to the fair market value of restricted stock generally at the time the restrictions on the shares lapse and/or the performance criteria are satisfied, as applicable, unless the participant elects to recognize such income immediately by so electing not later than 30 days after the date of grant by us to the participant of the stock award as permitted under Section 83(b) of the Code, in which case both our deduction and the participant's inclusion in income occur on the grant date. In the absence of an election under Section 83(b), the value of any part of such stock award is taxable as ordinary income to such participant on the date(s) on which such stock is received (i.e., vested), and we will be entitled to a corresponding tax deduction.
Restricted Stock Units. Subject to Sections 162(m) and 280G of the Code, we receive a deduction and the participant recognizes taxable income equal to the fair market value of the shares underlying the restricted stock units at the time the units vest and shares of common stock or cash are issued or paid. Section 83(b) of the Code is not applicable to restricted stock units. The value of any part of restricted stock units distributed to participants is taxable as ordinary income to such participant in the year in which such stock is received, and we will be entitled to a corresponding tax deduction.

Other Awards. Subject to Sections 162(m) and 280G of the Code, we receive a deduction and the participant recognizes ordinary income equal to the value of the award at the time of vesting or payment, whether such award is paid in cash or stock.
New Plan Benefits
We cannot currently determine the exact number of awards to be granted in the future under the Amended and Restated 2010 Plan to our named executive officers, to all executive officers as a group, or to all employees as a group. See "Executive Compensation – Grants of Plan Based Awards – 2012" for the number of stock options granted to the named executive officers during the fiscal year ended December 31, 2012.
We have generally granted 5,000 stock options and a number of restricted stock units with a grant date value of approximately $51,000 to each of our non-employee directors on an annual basis. Although we are not obligated to make such grants, we currently expect that we will continue to grant options and restricted stock units to our directors. We do not, however, have any specific current plans or commitments for awards under the Amended and Restated 2010 Plan.

Historical Awards under the 2010 Plan
The following table set forth information with respect to stock options and restricted stock units granted pursuant to the current version of the 2010 Omnibus Incentive Plan to our named executive officers, the director nominees and the other specified groups set forth below as of December 31, 2012.
Name and Principal Position	Options Granted	Restricted Stock Units Granted
Truman Hunt President and Chief Executive Officer; Director Nominee	200,000	225,000
Ritch Wood Chief Financial Officer	167,500	30,000
Daniel Chard President, Global Sales and Operations	167,500	30,000
Steven Lund Chairman of the Board; Director Nominee	-	15,000
Joseph Chang Chief Scientific Officer; Executive Vice President, Product Development	102,500	15,000
Nevin N. Andersen Director Nominee	15,000	4,253
Daniel W. Campbell Director Nominee	15,000	4,253
Andrew D. Lipman Director Nominee	15,000	4,253
Patricia A. Negrón Director Nominee	15,000	4,253
Neil H. Offen Director Nominee	10,000	2,442
Thomas R. Pisano Director Nominee	15,000	4,253
All executive officers as a group (7 persons)	842,500	345,000
All non-executive directors as a group (6 persons)	85,000	23,707
Each nominee for election as a director (8 persons)	285,000	263,707
Each associate of any of the above-named executive officers and director nominees (1 person)	17,000	1,500
All employees (other than executive officers) as a group (231 persons)	1,821,000	632,862

Valuation of Our Common Stock
On April 15, 2013, the closing price of our common stock, as reported on the New York Stock Exchange, was $48.52 per share.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR APPROVAL OF THE AMENDED AND RESTATED 2010 OMNIBUS INCENTIVE PLAN.

Equity Compensation Plan Information
The following table provides information as of December 31, 2012, about our Class A Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans (including individual arrangements):
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	6,691,190 (1)	$20.41	2,252,384(2)

Equity compensation plans not approved by security holders	─	─	─

Total	6,691,190	$20.41	2,252,384

(1)	Consists of 5,962,109 options and 729,081 restricted stock units. Excluding the impact of restricted stock units, which are exercised for no consideration, the weighted‑average exercise price of the outstanding options was $22.90 and the weighted average remaining life of the options was 3.56 years.
(2)	Consists of 2,252,384 shares available for future issuance under our 2010 Omnibus Incentive Plan.

PROPOSAL 4
RATIFICATION OF SELECTION OF
 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2012, was selected by the Audit Committee of the Board of Directors to act in the same capacity for the fiscal year ending December 31, 2013. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
The following table presents approximate fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal years ending December 31, 2012, and December 31, 2011, and approximate fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.
	Fiscal 2012 ($)	Fiscal 2011 ($)
Audit Fees(1)	1,974,756	2,071,000
Audit-Related Fees	─	─
Tax Fees(2)	2,442,800	2,345,000
All Other Fees	1,800	─
Total	4,419,356	4,416,000

(1)
Audit Fees consist of fees billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements, including services associated with SEC registration statements.

(2)
Tax Fees consist of approximately $945,800 in fees for tax compliance work and $1,497,000 in fees for tax planning work in 2012 and approximately $1,159,000 in fees for tax compliance work and $1,186,000 in fees for tax planning work in 2011.

Audit and Non‑Audit Services Pre‑Approval Policy
Under the Audit and Non‑Audit Services Pre‑Approval Policy, the Audit Committee must pre‑approve all audit and non‑audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre‑approval of services to be performed by the independent registered public accounting firm. Under the policy, proposed services may be either pre‑approved categorically within specified budgets ("general pre‑approval") or specifically pre‑approved on a case‑by‑case basis ("specific pre‑approval"). In approving any services by the independent registered public accounting firm, the Audit Committee will consider whether the performance of any such service would impair the independent registered public accounting firm's independence.
The Audit Committee must specifically pre‑approve the terms and fees of each annual audit services engagement. All other Audit, Audit‑related, Tax, and All Other Services (each defined in the policy) may be generally pre‑approved pursuant to projected categorical budgets. The Audit services subject to general pre‑approval include such services as statutory audits or financial audits for subsidiaries or affiliates and services associated with SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings. Audit‑related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are traditionally performed by the independent registered public accounting firm. Tax services include tax compliance, tax planning, and tax advice. All Other Services are those routine and recurring services that the Audit Committee believes will not impair the independence of our registered public accounting firm, such as new market development advice and other miscellaneous services. The SEC prohibits our independent registered public accounting firm from performing certain non‑audit services, and under no circumstances will the Audit Committee approve such services by it.

The Audit Committee will review the generally pre‑approved services from time‑to‑time, at least annually. Any changes to budgeted amounts or proposed services will require specific pre‑approval by the Audit Committee.
In 2012, all of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee in accordance with the Audit and Non‑Audit Services Pre‑Approval Policy.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF OUR SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote on such matters in accordance with their best judgment, acting together or separately.
STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING
In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year's annual meeting, the written proposal must be received by us no later than January 7, 2014. Such proposals also will need to comply with the requirements contained in our Bylaws and Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company sponsored proxy materials. For all other matters, written notice must be received by us no later than February 6, 2014, and shall contain such information as is required under our Bylaws.
In addition, our Bylaws permit stockholders to nominate directors at the annual meeting by providing advance written notice to us. In order to make a director nomination at a stockholder meeting, a stockholder must notify us not fewer than 120 days in advance of the date our proxy statement was first mailed to stockholders in connection with the previous year's annual meeting. Thus, since May 7, 2013 is specified as the date of that this proxy statement is first sent or given to our stockholders, in order for any such nomination notice to be timely for next year's annual meeting, it must be received by us no later than January 7, 2014, (i.e., 120 days prior to May 7, 2014). In the event that the number of directors to be elected is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with the preceding sentences, then with respect to nominees for any new positions created by such increase, the notice must be received by us no later than the close business on the 10th day following the day on which public announcement is first made by the us. In addition, all notices must meet all other requirements contained in our Bylaws.
A stockholder may contact our Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION
A copy of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. A copy of the Annual Report on Form 10‑K is also available on our website, nuskinenterprises.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.
By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board

Provo, Utah, April 30, 2013

APPENDIX A

AMENDED AND RESTATED
NU SKIN ENTERPRISES, INC.
2010 OMNIBUS INCENTIVE PLAN

Nu Skin Enterprises, Inc. (the "Company"), a Delaware corporation, hereby establishes and adopts the following Amended and Restated 2010 Omnibus Incentive Plan (the "Plan").
1.            PURPOSE OF THE PLAN
The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors who are expected to contribute to the Company's success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.
2.	DEFINITIONS
2.1.            "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.
2.2.            "Award Agreement" shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium.
2.3.            "Board" shall mean the board of directors of the Company.
2.4.            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
2.5.            "Committee" shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a "Non-Employee Director" within the meaning of Rule 16b-3 of the Exchange Act, (ii) an "outside director" within the meaning of Section 162(m) of the Code, and (iii) an "independent director" for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules.
2.6.            "Consultant" shall mean any consultant or advisor or independent distributor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company's securities in a capital‑raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company's securities and (iii) otherwise qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

2.7.            "Covered Employee" shall mean an employee of the Company or its Subsidiaries who is a "covered employee" within the meaning of Section 162(m) of the Code.
2.8.            "Director" shall mean a non-employee member of the Board.
2.9.            "Dividend Equivalents" shall have the meaning set forth in Section 12.5.
2.10.            "Employee" shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.
2.11.            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
2.12.            "Fair Market Value" shall mean, with respect to Shares as of any date, (i) the closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on such date, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on the inter-dealer quotation system for such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in its sole discretion to be the fair market value of the Shares. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
2.13.            "Incentive Stock Option" shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.
2.14.            "Limitations" shall have the meaning set forth in Section 10.5.
2.15.            "Option" shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.
2.16.            "Other Share-Based Award" shall have the meaning set forth in Section 8.1.
2.17.            "Participant" shall mean an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.
2.18.            "Payee" shall have the meaning set forth in Section 13.2.
2.19.            "Performance Award" shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.
2.20.            "Performance Cash" shall mean any cash incentives granted pursuant to Article 9 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.
2.21.            "Performance Period" shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

2.22.            "Performance Share" shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals as the Committee shall establish.
2.23.            "Performance Unit" shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.
2.24.            "Permitted Assignee" shall have the meaning set forth in Section 12.3.
2.25.            "Prior Plans" shall mean, collectively, the Company's 1996 Stock Incentive Plan, the Company's 2006 Stock Incentive Plan and the Company's 2010 Omnibus Incentive Plan (prior to this amendment and restatement).
2.26.            "Restricted Stock" shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
2.27.            "Restricted Stock Award" shall have the meaning set forth in Section 7.1.
2.28.            "Restricted Stock Unit" means an Award that is valued by reference to a Share, which value may be paid to the Participant in Shares or cash as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.29.	"Restricted Stock Unit Award" shall have the meaning set forth in Section 7.1

2.30.            "Shares" shall mean the shares of common stock of the Company, par value $0.001 per share.
2.31.            "Stock Appreciation Right" shall mean the right granted to a Participant pursuant to Article 6.
2.32.            "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
2.33.            "Substitute Awards" shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
                 2.34."Vesting Period" shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3.            SHARES SUBJECT TO THE PLAN
3.1.            Number of Shares. (a) Subject to adjustment as provided in Section 12.2, as of the effective date of the Plan (as described in Section 13.13 below), a total of 5.5 million Shares shall be authorized for grant under the Plan less one Share for every one Share that was subject to an option or stock appreciation right granted under Prior Plans after December 31, 2012 and 2.6 Shares for every one Share that was subject to an award other than an option or stock appreciation right granted under the Prior Plans after December 31, 2012. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one Share for every one Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 2.6 Shares for every one Share granted. No future awards may be granted under any Prior Plan.
(b)            If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after December 31, 2012 any Shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires or is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 3.1(d) below. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after December 31, 2012, an award other than an option or stock appreciation right under any Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or, after December 31, 2012, an option granted under the Prior Plans, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or, after December 31, 2012, options or stock appreciation rights under any Prior Plan, (iii) Shares subject to a Stock Appreciation Right or, after December 31, 2012, a stock appreciation right granted under the Prior Plans, in either case that are not issued in connection with its stock settlement on exercise thereof; and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after December 31, 2012, options granted under the Prior Plans.
(c)            Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable Limitations applicable to a Participant under Section 10.5, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
(d)            Any Shares that again become available for grant pursuant to this Section shall be added back as (i) one Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and (ii) as 2.6 Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plans.

3.2.            Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.            ELIGIBILITY AND ADMINISTRATION
4.1.            Eligibility. Any Employee, Director or Consultant shall be eligible to be selected as a Participant.
4.2.            Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares (or dollar value) to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) make any adjustments or modifications to Awards granted to Participants who are working outside the United States and adopt any sub-plans as may be deemed necessary or advisable for participation of such Participants, to fulfill the purposes of the Plan and/or to comply with applicable local laws; (xii) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and (xiii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(b)            Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings. Notwithstanding the foregoing, any action or determination by the Committee specifically affecting or relating to an Award to a Director shall require the prior approval of the Board.
(c)            To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded), the Committee may delegate to (i) a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) to the extent permitted by law, to one or more executive officers or a committee of executive officers the right to grant Awards to Employees who are not directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not directors or executive officers of the Company.

5.              OPTIONS
              5.1.  Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable. In no event may Dividend Equivalents be granted with respect to Options.
              5.2.  Award Agreements. All Options shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms and conditions of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.
              5.3.  Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the option price per share shall be no less than 110% of the Fair Market Value of one Share on the date of grant. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company's stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.
5.4.            Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of seven (7) years from the date the Option is granted, except in the event of death or disability; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary.
5.5.            Exercise of Options. (a) Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant's executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time
(b)            Unless otherwise provided in an Award Agreement, full payment of the Option price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct (including to a third-party brokerage firm if designated by the Company as its agent), and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.

(c)            Notwithstanding the foregoing, unless otherwise set forth in an Award Agreement, if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash.
5.6.            Form of Settlement. In its sole discretion, the Committee may provide that the Shares to be issued upon an Option's exercise shall be in the form of Restricted Stock or other similar securities.
                5.7.  Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 5.5 million Shares, subject to adjustment as provided in Section 12.2.
6.            STOCK APPRECIATION RIGHTS
              6.1.  Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.
              6.2.  Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee (provided that in no event may Dividend Equivalent Rights be granted with respect to Stock Appreciation Rights), including the following:
(a)            Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right.
(b)            The Committee shall determine in its sole discretion whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.
(c)            The terms and conditions of Stock Appreciation Rights need not be the same with respect to each recipient.

(d)            The Committee may impose such other terms and conditions on the exercise of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall (i) have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, and (ii) have a term not greater than seven years.
(e)            Unless otherwise set forth in an Award Agreement, if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash.
(f)            Without the approval of the Company's stockholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant (ii) cancel any Stock Appreciation Right in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3), or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.
7.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS
7.1.            Grants. Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a "Restricted Stock Award" or "Restricted Stock Unit Award" respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.
7.2.            Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant
7.3.            Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award and shall not have any other rights of stockholder (other than the right to receive Dividend Equivalents, as set forth in Section 12.5, if so provided in the Award Agreement). Except as otherwise provided in an Award Agreement, any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or the number of Shares covered by a Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award. Notwithstanding the provisions of this Section, cash dividends with respect to any Restricted Stock Award, stock, and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or the number of Shares covered by a Restricted Stock Unit Award that vests based on achievement of performance goals shall either (i) not be paid or credited, or (ii) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which such cash, Shares or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

7.4.            Reserved.
7.5            Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.
8.	OTHER SHARE-BASED AWARDS
8.1.            Grants. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property ("Other Share-Based Awards"), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other cash-based compensation.
8.2.            Award Agreements. The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Notwithstanding the provisions of this Section, any dividend equivalents, stock and other property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by all Other Share-Based Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by an Other Share-Based Award with respect to which such cash, Shares or other property has been distributed.
8.3.            Reserved.
8.4.            Payment. Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.
                8.5.  Deferral of Director Fees. Directors shall, if determined by the Board, receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual retainer. In addition Directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and annual meeting fees, provided that such election is made in accordance with the requirements of Section 409A of the Code. The Committee shall, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for the payment of the deferred stock units.

9.            PERFORMANCE AWARDS
9.1.            Grants. Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.
9.2.            Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.
9.3.            Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.
9.4.            Payment. Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.
10.            CODE SECTION 162(m) PROVISIONS

10.1.            Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.
10.2.            Performance Criteria. If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit, a Performance Award or an Other Share-Based Award is intended to be subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company's third-party manufacturer) and validation of manufacturing processes (whether the Company's or the Company's third-party manufacturer's)); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company's products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company's products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company's equity or debt securities; factoring transactions; sales or licenses of the Company's assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; recruiting and maintaining personnel; distributor, executive distributor, or preferred customer metrics; product subscription orders; distributor and customer retention rates. Such performance goals also may be based solely by reference to the Company's performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) the effects of currency fluctuations; (b) restructurings, discontinued operations, extraordinary items, and other unusual, infrequent, non-recurring, or non-operational charges or events, (c) litigation, claim judgments, or settlements; (d) the discontinuation, disposal, or acquisition of a business or division; (e) asset write-downs; (f) an event either not directly related to the operations of the Company or not within the reasonable control of the Company's management, (g) any or all items that are excluded from the calculation of non-GAAP earnings, or (h) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Such performance goals, and any exclusions, shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

10.3.            Adjustments. Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances in accordance with Section 162(m) of the Code. The Committee must certify, in writing the amount of the Award for each Participant for such Performance Period before payment of the Award is made.
10.4.            Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code.
10.5.            Limitations on Grants to Individual Participants. Subject to adjustment as provided in Section 12.2, no Participant may (i) be granted Options or Stock Appreciation Rights during any 24-month period with respect to more than 3,000,000 Shares and (ii) earn more than 1,000,000 Shares with respect to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards in any 12-month period that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares (collectively, the "Limitations"). In addition to the foregoing, the maximum dollar value that may be earned by any Participant for each 12 months in a Performance Period with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is $4,000,000, which limitation shall be included in the definition of "Limitations" for purposes of Section 12.1. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitation (or, if denominated in cash, toward the dollar amount in the preceding sentence).

11.            CHANGE IN CONTROL PROVISIONS
11.1.            Impact on Certain Awards. Award Agreements may provide that in the event of a Change in Control of the Company (as defined in Section 11.3): (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (ii) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed.
11.2.            Assumption or Substitution of Certain Awards. (a) To the extent provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant's employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the Award Agreement), (ii) the restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b)            Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for (or continued) shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.
(c)            The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.
11.3.            Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events; provided, however, that except with respect to paragraph (d) below, any definition of Change in Control in an Award Agreement may not provide that a Change in Control will occur until consummation or effectiveness of a change in control of the Company and may not provide that a Change in Control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company:
(a)            During any 24 month period, individuals who, as of the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(b)            Any "person" (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of Voting Securities from the Company, if a majority of the Incumbent Directors approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(c)            The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a "Non-Qualifying Transaction"); or
(d)            The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company's assets.
12.            GENERALLY APPLICABLE PROVISIONS
              12.1.  Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company's stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 5.3 or Section 6.2(f) to eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(d), or (f) increase the Limitations. The Board may not, without the approval of the Company's stockholders, cancel an Option or Stock Appreciation Right in exchange for cash or take any action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for cash or another Award. In addition, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant's consent.

              12.2.  Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the Limitations, the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number.
              12.3.  Transferability of Awards. Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant's guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a "Permitted Assignee") to (i) the Participant's spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company's transfer agent in effectuating any transfer permitted under this Section.
              12.4.  Termination of Employment or Services. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant's employment or services will be determined by the Committee, which determination will be final.
      12.5.            Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares ("Dividend Equivalents") with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents distributed in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such cash, stock or other property has been distributed.

13.            MISCELLANEOUS
              13.1.  Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.
      13.2.       Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a "Payee") net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant's minimum required tax withholding rate or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.
              13.3.  Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.

13.4.            Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.
13.5.            Cancellation of Award; Forfeiture of Gain. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary (including conduct contributing to any financial restatements or financial irregularities), as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.
13.6.            Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission ("SEC"), any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
                 13.7.    Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.
13.8.            Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
                13.9.    Severability. The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.10.            Construction. As used in the Plan, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."
13.11.            Unfunded Status of the Plan. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.
                  13.12.  Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Utah, without reference to principles of conflict of laws, and construed accordingly.
                 13.13.  Effective Date of Plan; Termination of Plan. This Amended and Restated 2010 Omnibus Incentive Plan shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan; provided, however, in no event may an Incentive Stock Option be granted more than ten years after the earlier of (i) the date of the adoption of the Plan by the Board or (ii) the effective date of the Plan as provided in the first sentence of this Section. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired. For the avoidance of doubt, if this Amended and Restated 2010 Omnibus Incentive Plan is not approved by the stockholders as described above, then the version of the 2010 Omnibus Incentive Plan in effect immediately prior to such stockholder vote shall continue to operate and control according to its terms.
13.14.            Foreign Employees and Consultants. Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.
                  13.15.    Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

13.16.            No Registration Rights; No Right to Settle in Cash. The Company has no obligation to register with any governmental body or organization (including, without limitation, the SEC) any of (a) the offer or issuance of any Award, (b) any Shares issuable upon the exercise of any Award, or (c) the sale of any Shares issued upon exercise of any Award, or to take any actions to comply with applicable laws and regulations regardless of whether the Company in fact undertakes to register any of the foregoing or comply with such laws or regulations. In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon exercise of any Award, or (z) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), or if the Company is otherwise not able to issue Shares in compliance with applicable laws and regulations, then the Company shall be relieved from any liability for failure to issue or transfer Shares and the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.
13.17.            Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

APPENDIX B
FORM OF PROXY
NU SKIN ENTERPRISES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
 THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2013
The undersigned hereby appoints M. Truman Hunt and Ritch N. Wood as proxies with full power of substitution and hereby authorizes either of them to act and to vote, as designated on this proxy card and described in the accompanying Proxy Statement, all shares of Class A Common Stock of Nu Skin Enterprises, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah, June 3, 2013 at 10:00 a.m., Mountain Daylight Time, and at any adjournments or postponements thereof and, at the proxies' discretion, upon any other matters which may properly come before the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on June 3, 2013: The proxy statement and annual report to stockholders are available at materials.proxyvote.com/67018T.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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ANNUAL MEETING OF STOCKHOLDERS OF
 NU SKIN ENTERPRISES, INC.

June 3, 2013

Class A Common Stock

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" FOR THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND "FOR" PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

☐ FOR ALL NOMINEES
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

NOMINEES

☐ Nevin N. Andersen ☐ Daniel W. Campbell ☐ M. Truman Hunt	☐ Andrew D. Lipman ☐ Steven J. Lund ☐ Patricia A. Negrón	☐ Neil H. Offen ☐ Thomas R. Pisano

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the box next to each nominee you wish to withhold, as shown here ☒.

2.	Advisory vote as to the Company's executive compensation; FOR ☐ AGAINST ☐ ABSTAIN ☐
3.	Approval of the Company's Amended and Restated 2010 Omnibus Incentive Plan; FOR ☐ AGAINST ☐ ABSTAIN ☐
4.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2013. FOR ☐ AGAINST ☐ ABSTAIN ☐

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR ALL NOMINEES" FOR THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND "FOR" PROPOSAL 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

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